Exhibit 10.15

FOURTH AMENDED AND RESTATED

REVOLVING LOAN AGREEMENT

Dated as of November 3, 2003

among

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ALEXANDRIA REAL ESTATE EQUITIES, L.P.

ARE - QRS CORP.

ARE ACQUISITIONS, LLC

THE OTHER BORROWERS

NOW OR HEREAFTER A PARTY HERETO

THE BANKS HEREIN NAMED

THE OTHER BANKS WHICH MAY BECOME

PARTIES TO THIS AGREEMENT

FLEET NATIONAL BANK, as Administrative Agent,

FLEET SECURITIES, INC. and JP MORGAN SECURITIES, INC., as Co- Lead Arrangers,

JP MORGAN SECURITIES, INC. and SOCIETÉ GENERALE, as Co-Syndication Agents,

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
and KEYBANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

EUROHYPO AG, NEW YORK BRANCH,

as Senior Managing Agent

TABLE OF CONTENTS

Page
ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS	2
1.1	Defined Terms	2
1.2	Use of Defined Terms	26
1.3	Accounting Terms	26
1.4	Rounding	26
1.5	Exhibits and Schedules	26
1.6	References to "Borrowers and their Subsidiaries"	26
1.7	Miscellaneous Terms	26
ARTICLE 2	LOANS	26
2.1	Committed Loans-General	26
2.2	Alternate Base Rate Loans	28
2.3	LIBOR Rate Loans	28
2.4	[Intentionally Omitted]	28
2.5	Swing Loan Commitments	28
2.6	Letters of Credit	31
2.7	Voluntary Reduction of Commitments	33
2.8	[Intentionally Omitted]	34
2.9	Administrative Agent's Right to Assume Funds Available for Advances	34
2.10	Extension of Maturity Date	34
2.11	Unencumbered Asset Pool	35
2.12	Representative of Borrowers	35
2.13	[Intentionally Omitted]	35
ARTICLE 3	PAYMENTS AND FEES	35
3.1	Principal and Interest	35
3.2	Amendment Fee	38
3.3	[Intentionally Omitted]	38
3.4	Commitment Fee	38
3.5	Agency Fee	38
3.6	Extension Fees	38
3.7	Increased Commitment Costs	38
3.8	LIBOR Costs and Related Matters	39
3.9	Late Payments	42
3.10	Computation of Interest and Fees	42
3.11	Non-Banking Days	42
3.12	Manner and Treatment of Payments	42
3.13	Funding Sources	43
3.14	Failure to Charge Not Subsequent Waiver	43
3.15	Administrative Agent's Right to Assume Payments Will be Made by Borrowers	44
3.16	Fee Determination Detail	44
3.17	Survivability	44
ARTICLE 4	REPRESENTATIONS AND WARRANTIES	44
4.1	Existence and Qualification; Power; Compliance With Laws	44
4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	45
4.3	No Governmental Approvals Required	45
4.4	Subsidiaries	45
4.5	Financial Statements	46
4.6	No Other Liabilities; No Material Adverse Changes	46
4.7	Title to Property	46
4.8	Intangible Assets	46
4.9	Public Utility Holding Company Act	46
4.10	Litigation	46
4.11	Binding Obligations	47
4.12	No Default	47
4.13	ERISA	47
4.14	Regulations T, U and X; Investment Company Act	47
4.15	Disclosure	47
4.16	Tax Liability	48
4.17	Hazardous Materials	48
4.18	Initial Pool Properties	48
4.19	Property	48
4.20	Brokers	49
4.21	Other Debt	49
4.22	Solvency	49
4.23	No Fraudulent Intent	49
4.24	Transaction in Best Interests of Borrowers; Consideration	49
4.25	No Bankruptcy Filing	50
4.26	Tax Shelter Representation	50
ARTICLE 5	AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)	50
5.1	Payment of Taxes and Other Potential Liens	50
5.2	Preservation of Existence	50
5.3	Maintenance of Real Properties	50
5.4	Maintenance of Insurance	51
5.5	Compliance With Laws	51
5.6	[Intentionally Omitted]	51
5.7	Keeping of Records and Books of Account	51
5.8	Compliance With Agreements	51
5.9	Use of Proceeds	51
5.10	Hazardous Materials Laws	51
5.11	Unencumbered Asset Pool	52
5.12	REIT Status	52
5.13	Additional Borrowers	52
5.14	Inspection of Properties and Books	52
5.15	More Restrictive Agreements	52
5.16	Distributions of Income to the Borrowers	53
5.17	Unencumbered Asset Pool	53
ARTICLE 6	NEGATIVE COVENANTS	54
6.1	Mergers	54
6.2	ERISA	54
6.3	Change in Nature of Business	54
6.4	Transactions with Affiliates	54
6.5	Leverage Ratio	55
6.6	Debt Service Coverage	55
6.7	Fixed Charge Coverage	55
6.8	Distributions	55
6.9	Stockholders' Equity	55
6.10	[Intentionally Omitted]	55
6.11	Secured Debt	55
6.12	Recourse Debt	55
6.13	[Intentionally Omitted]	55
6.14	Negative Pledges	55
6.15	[Intentionally Omitted]	56
6.16	Limiting Agreements	56
6.17	[Intentionally Omitted]	56
6.18	Restrictions on Transfer	56
6.19	Permitted Assets	57
6.20	Equity Forwards	57
ARTICLE 7	INFORMATION AND REPORTING REQUIREMENTS	57
7.1	Financial and Business Information	57
7.2	Compliance Certificates	61
ARTICLE 8	CONDITIONS	61
8.1	Initial Advances	61
8.2	Any Advance	63
ARTICLE 9	EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT	63
9.1	Events of Default	63
9.2	Remedies Upon Event of Default	66
ARTICLE 10	THE ADMINISTRATIVE AGENT	68
10.1	Appointment and Authorization	68
10.2	Administrative Agent and Affiliates	68
10.3	Proportionate Interest in any Collateral	68
10.4	Banks' Credit Decisions	69
10.5	Action by Administrative Agent	69
10.6	Liability of Administrative Agent	70
10.7	Indemnification	71
10.8	Successor Administrative Agent	71
10.9	No Obligations of Borrowers	72
10.10	Co-Agents	72
ARTICLE 11	MISCELLANEOUS	72
11.1	Cumulative Remedies; No Waiver	72
11.2	[Intentionally Omitted]	72
11.3	Costs, Expenses and Taxes	72
11.4	Nature of Banks' Obligations	73
11.5	Survival of Representations and Warranties	74
11.6	Notices	74
11.7	Execution of Loan Documents	74
11.8	Binding Effect; Assignment	74
11.9	Right of Setoff	76
11.10	Sharing of Setoffs	77
11.11	Indemnity by Borrowers	77
11.12	Nonliability of the Banks	78
11.13	No Third Parties Benefited	79
11.14	Confidentiality	80
11.15	Further Assurances	82
11.16	Integration	82
11.17	Governing Law	83
11.18	Severability of Provisions	83
11.19	Headings	83
11.20	Time of the Essence	83
11.21	Foreign Banks and Participants	83
11.22	Hazardous Material Indemnity	84
11.23	Joint and Several	84
11.24	Removal of a Bank	85
11.25	WAIVER OF RIGHT TO TRIAL BY JURY	85
11.26	Purported Oral Amendments	85
11.27	Replacement of Notes	85
ARTICLE 12	AMENDMENTS; CONSENTS	85
12.1	Amendments; Consents	85

Exhibits

A - Commitments Assignment and Acceptance

B - [Intentionally Omitted]

C - [Intentionally Omitted]

D - [Intentionally Omitted]

E - Compliance Certificate

F - Joinder Agreement

G - Line Note

H - Reserved

I-1 - [Intentionally Omitted]

I-2 - [Intentionally Omitted]

J - Pricing Certificate

K - Request for Loan

L - Joint Borrower Provisions

M - Swing Loan Note

N - Letter of Credit Request

Schedules

1.1 Bank Commitments

1.2 Test Debt Service Coverage Amount Calculation

4.4 Subsidiaries

4.7 Existing Liens, Negative Pledges and Rights of Others

4.10 Material Litigation

4.17 Hazardous Materials Matters

4.18 Initial Pool Properties

4.19 Real Property

4.21 Indebtedness

FOURTH AMENDED AND RESTATED
REVOLVING LOAN AGREEMENT

Dated as of November 3, 2003

This FOURTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT ("Agreement") is entered into by and among Alexandria Real Estate Equities, Inc., a Maryland corporation ("Parent"), Alexandria Real Estate Equities, L.P., a Delaware limited partnership ("Operating Partnership"), ARE-QRS Corp., a Maryland corporation ("QRS"), ARE Acquisitions, LLC, a Delaware limited liability company ("ARE"), the other borrowers whose names are set forth on the signature pages of this Agreement, each other Wholly-Owned Subsidiary of Parent which may hereafter become a party to this Agreement as a borrower pursuant to Section 5.13 (collectively, with Parent, Operating Partnership, QRS and ARE, the "Borrowers", all on a joint and several basis); each bank whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the "Banks" and individually, a "Bank"); Fleet National Bank, as Administrative Agent, Fleet Securities, Inc. and JP Morgan Securities, Inc., as Co-Lead Arrangers, JP Morgan Securities, Inc. and Societé Generale, as Co-Syndication Agents, Commerzbank AG, New York and Grand Cayman Branches, and KeyBank National Association, as Co-Documentation Agents, and Eurohypo AG, New York Branch, as Senior Managing Agent.

RECITALS

WHEREAS, Parent, QRS, ARE, Bank of America National Trust and Savings Association, individually and as managing agent, and certain other banks entered into that certain Revolving Loan Agreement dated as of June 2, 1997 (the "Original Credit Agreement"); and

WHEREAS, Bank of America National Trust and Savings Association assigned its position as managing agent to BankBoston, N.A. the predecessor in interest to the Administrative Agent; and

WHEREAS, the Borrowers, BankBoston, N.A. and certain other banks entered into that certain First Amended and Restated Revolving Loan Agreement dated as of August 4, 1998, which amended and restated the Original Credit Agreement in its entirety (the "First Amended Credit Agreement"); and

WHEREAS, the Borrowers, BankBoston, N.A. and the other banks a party to the First Amended Credit Agreement entered into that certain First Amendment to First Amended and Restated Revolving Loan Agreement dated as of October 21, 1998 (the "First Amendment"); and

WHEREAS, the Borrowers, BankBoston, N.A. and certain other banks entered into that certain Second Amended and Restated Revolving Loan Agreement dated as of February 11, 2000 (the "Second Amended Credit Agreement"), which amended and restated the First Amended Credit Agreement in its entirety; and

WHEREAS, the Borrowers, Fleet National Bank, successor in interest to BankBoston, N.A., and certain other banks entered into that certain Third Amended and Restated Revolving Loan Agreement dated July 11, 2002, as amended by First Amendment to Third Amended and Restated Revolving Loan Agreement dated June 27, 2003 (as amended, the "Third Amended Credit Agreement"), which amended and restated the Second Amended Credit Agreement in its entirety; and

WHEREAS, Borrowers have requested that the Banks amend certain provisions of the Third Amended Credit Agreement; and

WHEREAS, Administrative Agent, Borrowers and the Banks desire to amend and restate the Third Amended Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants contained herein, the parties hereto hereby amend and restate the Third Amended Credit Agreement in its entirety as follows:

  ARTICLE 1

  DEFINITIONS AND ACCOUNTING TERMS

  1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

  "Adjusted EBITDA" means with respect to any fiscal period, an amount equal to the sum of (a) EBITDA of Parent and its Subsidiaries for such period consolidated in accordance with Generally Accepted Accounting Principles minus (b) the Capital Improvement Reserve for the Real Property of Parent and its Subsidiaries.

  "Adjusted NOI" means, with respect to any Revenue- Producing Property and for any fiscal period, (a) NOI of that Revenue-Producing Property minus (b) the Capital Improvements Reserve for such Revenue- Producing Property.

  "Adjusted Tangible Assets" means, as of any date of determination, without duplication, the sum of (a) Total Assets of Parent and its Subsidiaries as of that date, minus (b) Intangible Assets of Parent and its Subsidiaries as of that date minus (c) any "minority interest" held by third parties and included within Total Assets as of that date, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

  "Administrative Agent" means Fleet, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

  "Administrative Agent's Office" means the Administrative Agent's address at 100 Federal Street, Boston, Massachusetts 02110, or such other address as the Administrative Agent hereafter may designate by written notice to Borrowers and the Banks. With respect to notices to be sent to Fleet as Administrative Agent with respect to Requests for Loans, Letter of Credit Requests and any other requests, such notices shall be sent to the office of Administrative Agent located in Atlanta, Georgia as specified in this Agreement, or at such other office as Administrative Agent may designate by written notice to the Banks and the Borrowers.

  "Advance" means any advance made or to be made by any Bank to Borrowers as provided in Article 2, and includes each Alternate Base Rate Advance and LIBOR Rate Advance.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation, or 10% or more of the partnership or other ownership interests of any other Person, will be deemed to be an Affiliate of such corporation, partnership or other Person.

  "Agreement" means this Fourth Amended and Restated Revolving Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

  "Agreement Regarding Fees" means the Agreement Regarding Fees dated of even date herewith among the Borrowers and Administrative Agent.

  "Alternate Base Rate" means, as of any date of determination, the rate per annum equal to the higher of (a) the Reference Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus &frac12 of 1% (50 basis points) (rounded upwards, if necessary, to the next 1/100 of 1%).

  "Alternate Base Rate Advance" means an Advance made hereunder and specified to be an Alternate Base Rate Advance in accordance with Article 2.

  "Alternate Base Rate Loan" means a Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with Article 2.

  "Applicable Margin" means, for each Pricing Period, the interest rate margin set forth below in the Alternate Base Rate Margin column with respect to Alternate Base Rate Loans or the LIBOR Rate Margin column with respect to LIBOR Rate Loans (expressed in basis points per annum) opposite the Credit Rating of Parent for that Pricing Period or for any Pricing Period during which Parent does not hold a Credit Rating of BBB-/Baa3 (or its equivalent) or better, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Credit Rating Of Parent	Leverage	Alternate Base Rate Margin	LIBOR Rate Margin
> BBB+/Baa1	N/A	0	90.00
BBB/Baa2	N/A	0	105.00
BBB-/Baa3	N/A	0	120.00
unrated or <BBB-/ Baa3	Less than .40 to 1.00	0	125.00
unrated or <BBB-/ Baa3	Equal to or greater than .40 to 1.00 but less than .50 to 1.00	20	140.00
unrated or <BBB-/ Baa3	Equal to or greater than .50 to 1.00 but less than or equal to ..55 to 1.00	20	160.00

  provided that (a) the Applicable Margin for the initial Pricing Period is twenty (20) basis points per annum with respect to Alternate Base Rate Loans or one hundred forty (140.00) basis points per annum with respect to LIBOR Rate Loans, (b) in the event that Borrowers do not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Applicable Margin for that Pricing Period shall be twenty (20) basis points per annum with respect to Alternate Base Rate Loans and one hundred sixty basis points per annum (160.00) with respect to LIBOR Rate Loans and (c) if any Pricing Certificate is subsequently determined to be in error, then the resulting change in the Applicable Margin shall be made retroactively to the beginning of the relevant Pricing Period.

  "Asset Value" means, as of any date of determination and with respect to any improved Real Property owned by a Person that is not a Development Investment, an amount equal to (a) the Adjusted NOI of such Person from such Real Property for the period covered by the previous four full consecutive Fiscal Quarters divided by (b) the Capitalization Rate. Prior to such time as a Borrower or any of its Subsidiaries has owned and operated any Real Property for four full Fiscal Quarters, the Adjusted NOI with respect to such Real Property for the number of full Fiscal Quarters which the Borrower or any of its Subsidiaries has owned and operated such parcel of Real Property shall be adjusted by the applicable Borrower to an annual Adjusted NOI in a manner reasonably acceptable to the Administrative Agent. With respect to improved Real Property owned by a Person that is not a Development Investment, which is being renovated by a Borrower or with respect to which a partial or total renovation was recently completed by a Borrower, the Asset Value of such Real Property shall be determined at the sole election of the Administrative Agent (a) based on the annualized Adjusted NOI with respect to such property, which shall be annualized based on bona fide arms length signed tenant leases which are in full force and effect requiring current rental payments, or (b) on a cost basis determined in accordance with Generally Accepted Accounting Principles.

  "Bank" means each bank whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.

  "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in Massachusetts, New York or California.

  "Borrowing Base" means, as of any date of determination, the lesser of (a) the maximum amount which, when added to the total outstanding balance of all unsecured Indebtedness of Parent and its Subsidiaries (including the Loans), would not exceed fifty-five percent (55%) of the aggregate Asset Value of the Unencumbered Asset Pool as of such date, and (b) the maximum amount which, when added to the total outstanding balance of all unsecured Indebtedness of Parent and its Subsidiaries (including the Loans), would not cause the "Test Debt Service Coverage Amount" (as hereinafter defined) for the Unencumbered Asset Pool to be less than two (2). "Test Debt Service Coverage Amount" means at any time determined under this Agreement, an amount obtained by dividing (a) the sum of the aggregate Adjusted NOI from the Unencumbered Asset Pool for the preceding four (4) full Fiscal Quarters, by (b) the annual amount of principal and interest that would be payable on the total outstanding balance of all unsecured Indebtedness of the Parent and its Subsidiaries (including the Loans and any requested Loans) when bearing interest at a rate per annum equal to the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two percent (2.0%) and payable based on a twenty-five year mortgage style amortization schedule (expressed as a mortgage constant percentage). The Test Debt Service Coverage Amount shall be determined by the Borrowers and shall be satisfactory to the Administrative Agent, provided that in the event that, as of any date under this Agreement, the Test Debt Service Coverage Amount is required to be determined hereunder and such determination shall have not been made as provided above, then such amount shall be determined by the Administrative Agent. An example of the calculation of the Test Debt Service Coverage Amount is set forth in Schedule 1.2 attached hereto. In the event that a Borrower shall have owned a property within the Unencumbered Asset Pool for less than four (4) full consecutive Fiscal Quarters, then for the purposes of performing such calculation, the Adjusted NOI with respect to such property shall be annualized by the applicable Borrower in a manner reasonably acceptable to the Administrative Agent.

  "Borrowers" means, collectively, (a) Parent, (b) Operating Partnership, (c) QRS, (d) ARE, (e) the other borrowers whose names are set forth on the signature pages of this Agreement and (f) any other Wholly-Owned Subsidiary of Parent that hereafter executes a Joinder Agreement pursuant to Section 5.13. Borrowers are jointly and severally obligated with respect to the Obligations.

  "Capital Improvement Reserve" means with respect to any Real Property now or hereafter owned by the Borrowers or their Subsidiaries, an annual capital replacement reserve in the amount of thirty cents ($.30) multiplied by the Net Rentable Area contained therein.

  "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

  "Capitalization Rate" means nine and three quarters percent (9.75%). Any change to the Capitalization Rate shall be subject to the prior written approval of the Requisite Banks.

  "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

  "Cash Interest Expense" means Interest Expense that is paid or currently payable in Cash.

  "Certificate" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

  "Change in Control" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the outstanding Common Stock, (b) Parent consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Parent, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 40% or more of Common Stock or that the Persons who were the holders of Common Stock immediately prior to the transaction hold less than 60% of the common stock of the surviving corporation after the transaction, (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office, or (d) a "change in control" as defined in any document governing Indebtedness or Preferred Equity of Parent in excess of $25,000,000 which gives the holders of such Indebtedness or Preferred Equity the right to accelerate or otherwise require payment of such Indebtedness or Preferred Equity prior to the maturity date thereof. For purposes of the foregoing, the term "Unrelated Person" means any Person other than (i) a Subsidiary of Parent, (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Parent and its Subsidiaries or (iii) any Person that held Common Stock on the day prior to the effective date of Parent's registration statement under the Securities Act of 1933 covering the initial public offering of Common Stock.

  "Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrowers and the Banks of the date that is the Closing Date.

  "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

  "Commitments" means the Line Commitment.

  "Commitments Assignment and Acceptance" means a commitment assignment and acceptance substantially in the form of Exhibit A.

  "Committed Advance" means an Advance made to Borrowers by any Bank in accordance with its Pro Rata Share of the Commitments pursuant to Section 2.1.

  "Committed Loans" means Loans that are comprised of Committed Advances.

  "Common Stock" means the common stock of Parent or its successor.

  "Compliance Certificate" means a certificate in the form of Exhibit E, properly completed and signed by a Senior Officer of Borrowers.

  "Confidential Information" means (i) all of the terms, covenants, conditions or agreements set forth in any letters of intent or in this Agreement or any amendments hereto and any related agreements of whatever nature, (ii) the information and reports provided in compliance with Article 7 of this Agreement, (iii) any and all information provided, disclosed or otherwise made available to the Administrative Agent and the Banks including, without limitation, any and all plans, maps, studies (including market studies), reports or other data, operating expense information, as-built plans, specifications, site plans, drawings, notes, analyses, compilations, or other documents or materials relating to the properties or their condition or use, whether prepared by Borrowers or others, which use, or reflect, or that are based on, derived from, or are in any way related to the foregoing, and (iv) any and all other information of Borrowers that the Administrative Agent or any Bank may have access to including, without limitation, ideas, samples, media, techniques, sketches, specifications, designs, plans, forecasts, financial information, technical information, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, financial models and databases, software programs, software source documents, manuals, documents, properties, names of tenants or potential tenants, vendors, suppliers, distributors and consultants, and formulae related to the current, future, and proposed products and services of Borrowers or tenants or potential tenants (including, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, clients, business and contractual relationships, business forecasts, and sales and marketing plans). Such Confidential Information may be disclosed or accessible to the Administrative Agent and the Banks as embodied within tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts, or disks), orally, or visually.

  "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

  "Controlled Entity" means a Person (a) that is a Subsidiary of Parent, (b) that is a general partnership or a limited partnership in which a Wholly-Owned Subsidiary is the sole managing general partner and such managing general partner has the sole power to (i) sell all or substantially all of the assets of such Person, (ii) incur Indebtedness in the name of such Person, (iii) grant a Lien on all or any portion of the assets of such Person and (iv) otherwise generally manage the business and assets of such Person or (c) that is a limited liability company for which a Wholly-Owned Subsidiary is the sole manager and such manager has the sole power to do the acts described in subclauses (i) through (iv) of clause (b) above.

  "Credit Rating" means, as of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to Parent's long-term senior unsecured debt by either of the Rating Agencies; provided that any credit rating so assigned by a Rating Agency shall be deemed for this purpose to include all lower credit ratings of such Rating Agency. For purposes of the foregoing, "Rating Agencies" means (a) Standard & Poor's Rating Group (a division of McGraw Hill, Inc.) ("S&P") and its successors, and (b) Moody's Investor Services, Inc. ("Moody's) and its successors. A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody's and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody's and vice versa. It is the intention of the parties that if Parent shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Borrowers shall be entitled to the benefit of the Pricing Level for such credit rating. If Parent shall have obtained a credit rating from both of the Rating Agencies, the higher of the two ratings shall control, provided that the lower rating is only one level below that of the higher rating. If the lower rating is more than one level below that of the higher credit rating, the lower credit rating shall control. In the event that Parent shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating from one of the Rating Agencies, the Parent shall be deemed for the purposes hereof not to have a credit rating. If at any time either of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrowers and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.

  "Debt Offering" means the issuance and sale by any Borrower of any debt securities of such Borrower.

  "Debt Service" means for any period, the sum of all Interest Charges and mandatory or regularly scheduled principal payments due and payable during such period excluding any balloon payments due upon maturity of any indebtedness. Debt Service shall include the portion of rent payable by a Person during such period under Capital Lease Obligations that should be treated as principal in accordance with Generally Accepted Accounting Principles.

  "Debt Service Coverage" means, as of the last day of each Fiscal Quarter, the ratio of (a) Adjusted EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters to (b) Debt Service of the Parent and its Subsidiaries for that fiscal period.

  "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

  "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

  "Default Rate" means the interest rate prescribed in Section 3.9.

  "Designated Deposit Account" means a deposit account to be maintained by Borrowers with Fleet or one of its Affiliates, as from time to time designated by Borrowers by written notification to the Administrative Agent.

  "Development Investment" shall have the meaning provided in Section 6.19.

  "Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

  "Distribution" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security or interest issued by a Person, (i) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security or interest, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security or interest, (iii) any Investment by such Person in the holder of 5% or more of any such security or interest if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (iv) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security or interest.

  "Dollars" or "$" means United States dollars.

  "Domestic Reference Bank" means Fleet or such other Bank as may be appointed by the Administrative Agent with the approval of Parent (which shall not be unreasonably withheld).

  "EBITDA" means, with respect to any Person (or any asset of a Person) for any fiscal period, the sum of (a) the Net Income of such Person (or attributable to such asset) for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of such Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of such Person for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses (including non-cash officer compensation) of such Person for that period, in each case as determined in accordance with Generally Accepted Accounting Principles.

  "Eligible Assignee" means (a) another Bank, (b) with respect to any Bank, any Affiliate of that Bank, (c) any commercial bank having a combined capital and surplus of $5,000,000,000.00 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank and (f) any other financial institution approved by Administrative Agent (including a mutual fund or other fund) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21.

  "Employee Plan" means any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (c) any entity the underlying assets of which include plan assets (as defined in 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of a plan's investment in such entity (including an insurance company general account), or (d) a governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States of America having prohibitions on transactions with such governmental plan substantially similar to those contained in Section 406 of ERISA or Section 4975 of the Code.

  "Equity Offering" means the issuance and sale by any Borrower of any equity securities of such Borrower.

  "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

  "ERISA Affiliate" means each Person (whether or not incorporated) which is required to be aggregated with Parent pursuant to Section 414 of the Code.

  "Event of Default" shall have the meaning provided in Section 9.1.

  "Federal Funds Rate" means, as of any date of determination, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

  "Fiscal Quarter" means the fiscal quarter of Borrowers ending on each March 31, June 30, September 30 and December 31.

  "Fiscal Year" means the fiscal year of Borrowers ending on each December 31.

  "Fixed Charge Coverage" means, as of the last day of any Fiscal Quarter, the ratio of (a) Adjusted EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters to (b) the sum of (i) Debt Service of the Parent and its Subsidiaries for such fiscal period plus (ii) all Preferred Distributions of Parent and its Subsidiaries made during such fiscal period.

  "Fleet" means Fleet National Bank, a national banking association.

  "Funds Available for Distribution" means with respect to any fiscal period, an amount equal to Funds From Operations, minus Net Capital Expenditures of Parent and its Subsidiaries incurred during such fiscal period, provided such amount shall be adjusted to exclude the effects of straight lining of rents.

  "Funds From Operations" means with respect to any fiscal period, an amount equal to the Net Income (or Deficit) of Parent for that period computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis. Funds From Operations shall be reported in accordance with the NAREIT Policy Bulletin dated April 5, 2002.

  "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

  "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

  "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the reasonably anticipated liability in respect thereof as determined by the Person in good faith pursuant to Generally Accepted Accounting Principles.

  "Hazardous Materials" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

  "Hazardous Materials Laws" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

  "Indebtedness" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Guaranty Obligation, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e)  the undrawn face amount of any letters of credit issued for the account of such Person, (f) any net obligations of such Person under Swap Agreements, (g) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, and (h) without duplication, a Person's pro rata share of any of the above-described obligations of its unconsolidated Affiliates. Indebtedness shall include all obligations, contingent and otherwise, that in accordance with Generally Accepted Accounting Principles should be classified upon the obligor's balance sheet as liabilities, including all of the foregoing whether or not so classified.

  "Initial Pool Properties" means the Revenue-Producing Properties described in Schedule 4.18.

  "Intangible Assets" means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, copyrights, trade names, trademarks and patents.

  "Interest Charges" means, as of the last day of any fiscal period, the sum of (a) Cash Interest Expense of a Person plus (b) all interest currently payable by a Person in Cash incurred during that fiscal period which is capitalized under Generally Accepted Accounting Principles plus (c) a Person's Proportional Share of the Cash Interest Expense and capitalized interest payable in Cash of Related Ventures during that fiscal period.

  "Interest Expense" means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 minus (plus) (c) amounts received (paid) under Swap Agreements.

  "Interest Period" means, with respect to any LIBOR Rate Loan, the related LIBOR Period.

  "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

  "Joinder Agreement" means the joinder agreement with respect to this Agreement to be executed and delivered pursuant to Section 5.13 by any additional Borrower in the form of Exhibit F, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

  "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

  "Lead Arranger" means Fleet Securities, Inc. and J.P. Morgan Securities, Inc. as Co-Lead Arrangers.

  "Letter of Credit" means a standby letter of credit which is payable upon presentation of a sight draft and other documents, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented thereafter.

  "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all unreimbursed drawings under Letters of Credit at such time.

  "Letter of Credit Request" means the request described in Section 2.6.

  "Leverage Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (a) Total Liabilities of Parent and its Subsidiaries as of that date to (b) Adjusted Tangible Assets as of that date.

  "LIBOR Banking Day" means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the London interbank market.

  "LIBOR Lending Office" means, as to each Bank, its office or branch so designated by written notice to Borrowers and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Bank, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

  "LIBOR Period" means, as to each LIBOR Rate Loan, the period commencing on the date specified by Borrowers pursuant to Section 2.1(c) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Banks, any other period) thereafter, as specified by Borrowers in the applicable Request for Loan; provided that:

  (a) The first day of any LIBOR Period shall be a LIBOR Banking Day;

  (b) Any LIBOR Period that would otherwise end on a day that is not a LIBOR Banking Day shall be extended to the next succeeding LIBOR Banking Day unless such LIBOR Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the next preceding LIBOR Banking Day; and

  (c) No LIBOR Period shall extend beyond the Maturity Date.

  "LIBOR Rate" means, with respect to any LIBOR Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of one percent) as determined on the basis of the offered rates for deposits in Dollars, for the period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) LIBOR Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) LIBOR Banking Days prior to the beginning of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) LIBOR Banking Days preceding the first day of such Interest Period as selected by Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) LIBOR Banking Days preceding the first day of such Interest Period. In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined and the provisions of Section 3.8 shall apply. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Administrative Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

  "LIBOR Rate Advance" means an Advance made hereunder and specified to be a LIBOR Rate Advance in accordance with Article 2.

  "LIBOR Rate Loan" means a Loan made hereunder and specified to be a LIBOR Rate Loan in accordance with Article 2.

  "LIBOR Reference Bank" means Fleet or such other Bank as may be appointed by the Administrative Agent with the approval of Parent (which shall not be unreasonably withheld).

  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

  "Line Commitment" means, subject to Section 2.7, $440,000,000. The respective Pro Rata Shares of the Banks with respect to the Line Commitment are set forth in Schedule 1.1.

  "Line Loan" means any Loan made under the Line Commitment.

  "Line Note" means any of the promissory notes made by Borrowers to a Bank evidencing Advances under that Bank's Pro Rata Share of the Line Commitment, substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted. By delivery of the Line Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the "Notes" as defined in the Third Amended Credit Agreement, which indebtedness is instead allocated among the Banks as of the date hereof and evidenced by the Line Notes in accordance with their respective Pro Rata Shares.

  "Loan" means the aggregate of the Advances made at any one time by the Banks pursuant to Section 2.1 and the Swing Loans made pursuant to Section 2.5.

  "Loan Documents" means, collectively, this Agreement, the Notes, each Joinder Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrowers to the Administrative Agent or to any Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

  "Majority Banks" means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate more than 50% of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, Banks holding Notes evidencing in the aggregate more than 50% of the aggregate Indebtedness then evidenced by the Notes.

  "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X.

  "Material Adverse Effect" means any set of circumstances or events which (a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Administrative Agent or any Bank), (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrowers or (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrowers to perform the Obligations.

  "Maturity Date" means November 3, 2006, or if the Maturity Date has then been extended pursuant to Section 2.10, such extended Maturity Date.

  "Monthly Payment Date" means the first day of each calendar month.

  "Mortgageable Ground Lease" means any lease (a) which is a direct lease granted by the fee owner of real property, (b) which has a remaining term (calculated one time only from the later of the Closing Date or the date the property subject to such lease becomes part of the Qualified Unencumbered Asset Pool) of not less than thirty (30) years, including extension options which are exercisable solely at the discretion of a Borrower, (c) under which no material default has occurred and is continuing, and (d) with respect to which a security interest may be granted without the consent of the lessor.

  "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrowers or any of their ERISA Affiliates contribute or are obligated to contribute.

  "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrowers that prohibits Liens on any of their Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens which may secure the Obligations now or in the future.

  "Net Capital Expenditures" means with respect to any Person for any fiscal period, an amount equal to the sum of the amount of capital expenditures paid in cash by such Person in order to maintain the general condition and operation of its Real Property during such fiscal period, excluding any non-recurring capital expenditures made to update or enhance building infrastructure or building systems on such Real Property, plus the amount of leasing costs (including leasing commissions and standard tenant improvements) paid in cash by such Person with respect to its Real Property during such fiscal period.

  "Net Income" means, with respect to any Person and with respect to any fiscal period, the net income of that Person for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

  "Net Rentable Area" means with respect to any Real Property, the floor area of any buildings, structures or improvements available for leasing to tenants (excluding storage lockers and parking spaces) determined in accordance with the Rent Roll for such Real Property, the manner of such determination to be consistent for all Real Property unless otherwise approved by the Administrative Agent.

  "NOI" means, with respect to any Revenue-Producing Property and with respect to any fiscal period, the sum of (a) the net income of that Revenue-Producing Property for that period, plus (b) Interest Expense of that Revenue-Producing Property for that period, plus (c) the aggregate amount of federal and state taxes on or measured by income of that Revenue-Producing Property for that period (whether or not payable during that period), plus (d) depreciation, amortization and all other non-cash expenses of that Revenue-Producing Property for that period, in each case as determined in accordance with Generally Accepted Accounting Principles.

  "Non-Recourse Debt" means Indebtedness of Parent or any of its Subsidiaries for which the liability of Parent or such Subsidiary (except with respect to fraud, Hazardous Materials Laws liability and other customary exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Law.

  "Notes" means the Line Notes and the Swing Loan Note.

  "Obligations" means all present and future obligations of every kind or nature of Borrowers at any time and from time to time owed to the Administrative Agent or the Banks or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrowers.

  "Opinions of Counsel" means the favorable written legal opinions of (a) Venable, LLP, special Maryland counsel to Borrowers and (b) Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel to Borrowers, in form and substance reasonably satisfactory to Administrative Agent, respectively, together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied.

  "Parent's Proportional Share" means, with respect to any Related Venture, the percentage of the direct and indirect equity ownership interest of Parent in the Related Venture.

  "Party" means any Person other than the Administrative Agent and the Banks, which now or hereafter is a party to any of the Loan Documents.

  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

  "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and with respect to Borrowers is maintained by Borrowers or to which Borrowers contribute or have an obligation to contribute, and with respect to any Subsidiary of any Borrower is maintained by such Subsidiary or to which such Subsidiary contributes or has an obligation to contribute.

  "Permitted Assets" means, as of the last day of any Fiscal Quarter, (without duplication), (a) all Real Property of the Borrower and its Subsidiaries which is (i) a Development Investment, (ii) any undeveloped land on which no improvements have been constructed, or (iii) any other Real Property other than an improved real estate property that is utilized principally for office, office/laboratory, research, or manufacturing/warehouse purposes (and appurtenant amenities), and (b) subject to Section 6.19, equity investments in any Person (other than Subsidiaries).

  "Permitted Encumbrances" means:

  (a) Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

  (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

  (c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

  (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

  (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

  (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

  (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

  (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

  (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business (but not in connection with the incurrence of any Indebtedness) with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

  (j) covenants, conditions, and restrictions affecting the use of Property which may not give rise to any Lien against such Property and which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

  (k) rights of tenants as tenants only under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

  (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

  (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

  (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

  (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

  (p) Liens consisting of deposits of Property to secure statutory obligations of Borrowers;

  (q) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture; and

  (r) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not individually involve amounts in excess of $200,000.00 or in the aggregate involve amounts in excess of $500,000.00.

  "Permitted Right of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

  "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, Joint Venture, Governmental Agency, or other entity.

  "Preferred Distributions" means for any period, the amount of any and all Distributions due and payable to the holders of Preferred Equity.

  "Preferred Equity" means any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in Parent or any of its Subsidiaries that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.

  "Pricing Certificate" means a certificate in the form of Exhibit J, properly completed and signed by a Senior Officer of Borrowers.

  "Pricing Period" means (a) the period commencing on the Closing Date and ending on December 1, 2003, (b) the period commencing on each December 2, and ending on the next following March 1, (c) the period commencing on each March 2 and ending on the next following June 1, (d) the period commencing on each June 2 and ending on the next following September 1, and (e) the period commencing on each September 2, and ending on the next following December 1.

  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

  "Pro Rata Share" means, with respect to each Bank, the percentage of the Commitments set forth opposite the name of that Bank on Schedule 1.1, as such percentage may be increased or decreased pursuant to a Commitments Assignment and Acceptance executed in accordance with Section 11.8.

  "Qualified Unencumbered Asset Pool Property" means a Revenue-Producing Property that (a) is wholly owned in fee simple absolute or a leasehold interest pursuant to a Mortgageable Ground Lease by Parent or any other Borrower that is a Wholly-Owned Subsidiary, (b) is occupied or available for occupancy (subject to final tenant improvements), (c) to the best of Borrowers' knowledge and belief, does not have any title, survey, environmental or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property, (d) is Unencumbered, and (e) would not cause the Borrowers to be in violation of the covenant set forth in Section 5.17. For purposes of clarification, a Development Investment shall not be considered a Qualified Unencumbered Asset Pool Property.

  "Quarterly Payment Date" means each January 1, April 1, July 1 and October 1.

  "Real Property" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by any of Borrowers.

  "Reference Rate" means the variable annual rate of interest announced from time to time by the Domestic Reference Bank in Boston, Massachusetts (or other headquarters city of the Domestic Reference Bank), as its "prime rate," which rate is a reference rate and does not necessarily represent the lowest or best rate charged to any customer. It is a rate set by the Domestic Reference Bank based upon various factors including the Domestic Reference Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate announced by the Domestic Reference Bank shall take effect at the opening of business on the day on which such change in the base rate becomes effective.

  "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

  "Regulations T, U and X" means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

  "Related Venture" means a corporation, limited liability company, partnership or other Person that owns one or more Revenue- Producing Properties and which is not a Wholly-Owned Subsidiary.

  "Rent Roll" means a report prepared by a Borrower showing for the Real Property owned by it, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to the Administrative Agent prior to the date hereof or in such other form as may have been approved by the Administrative Agent.

  "Request for Loan" means a written request for a Loan substantially in the form of Exhibit K, signed by a Responsible Official of any of Borrowers, on behalf of Borrowers, and properly completed to provide all information required to be included therein.

  "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

  "Requisite Banks" means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate 67% or more of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, Banks holding Notes evidencing in the aggregate 67% or more of the aggregate Indebtedness then evidenced by the Notes.

  "Reserve Percentage" means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

  "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner or managing member of such Person, corporate officer of a corporate general partner or managing member of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person or corporate managing member of a limited liability company that is a managing member of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Administrative Agent and the Banks shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Parent or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Parent or such Subsidiary.

  "Revenue-Producing Property" means an identifiable improved real estate property that is utilized principally for office, office/laboratory, research or manufacturing/warehouse purposes (including the underlying real property and all appurtenant real property rights) or for such other purposes as the Requisite Banks may approve which produces revenue to a Borrower or its Subsidiary.

  "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

  "Secured Debt" means Indebtedness of Parent or any of its Subsidiaries (including Indebtedness of a Related Venture which is the subject of a Guaranty Obligation of Parent or a Subsidiary of Parent or, if such Person is a partnership, of which Parent or a Subsidiary of Parent is a general partner, Parent's or such Subsidiaries' pro rata share of any such Indebtedness of unconsolidated Persons) that is secured by a Lien or is subject to a Negative Pledge.

  "Senior Officer" means (a) the chief executive officer, (b) the chairman or (c) the chief financial officer, in each case of any of the Borrowers or of any of their corporate general partners or managing members, as applicable.

  "Special LIBOR Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Bank or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

  "Stockholders' Equity" means, as of the last day of any Fiscal Quarter, (a) the sum of (i) all assets of the Parent and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles (provided in the event that Parent or its Subsidiary has an ownership or other equity interest in any other Person, which investment is not consolidated in accordance with Generally Accepted Accounting Principles then the assets of such Person shall include such Person's or its Subsidiaries' allocable share of all assets of such Person in which a minority interest is owned based on such Person's respective ownership interest in such other Person) (ii) minus Intangible Assets of Parent and its Subsidiaries as of that date minus (b) Total Liabilities of Parent and its Subsidiaries as of such date.

  "Subsidiary" means, as of any date of determination and with respect to any Person, (a) any corporation, limited liability company, partnership or other Person (whether or not, in any case, characterized as such or as a joint venture), whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or limited liability company, of which a majority of the partnership, membership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries; and (b) any other Person the accounts of which are consolidated with the accounts of the designated parent.

  "Swap Agreement" means a written agreement between Borrowers and one or more financial institutions, including without limitation, Fleet, providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

  "Swing Loans" means the loans described in Section 2.5.

  "Swing Loan Bank" means, collectively, Fleet, in its capacity as Swing Loan Bank and any other Bank who shall agree to make Swing Loans.

  "Swing Loan Commitment" means the sum of $20,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

  "Swing Loan Note" means the note described in Section 2.5.

  "Term Loan Agreement" means that certain Term Loan Agreement dated as of November 3, 2003, among the Borrowers, Fleet National Bank, individually and as administrative agent, and the other lending institutions from time to time parties thereto, as the same may from time to time be supplemented, modified, amended, restated or extended.

  "Term Loan Documents" means collectively all documents, instruments and agreements evidencing, securing or otherwise relating to the Term Loan Agreement.

  "Test Debt Service Coverage Amount" means the amount described in the definition of "Borrowing Base."

  "Total Assets" means all assets of a Person and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided that all Real Property owned by a Person that is improved and operating and is not a Development Investment shall be valued based on its Asset Value. In the event that a Person has an ownership or other equity interest in any other Person, which investment is not consolidated in accordance with Generally Accepted Accounting Principles (that is, such interest is a "minority interest"), then the assets of a Person and its Subsidiaries shall include such Person's or its Subsidiaries' allocable share of all assets of such Person in which a minority interest is owned based on such Person's respective ownership interest in such other Person.

  "Total Liabilities" means all liabilities of a Person and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted Accounting Principles and all Indebtedness and Guaranty Obligations of such Person and its Subsidiaries, whether or not so classified. In the event that a Person has an ownership or other equity interest in any other Person, which investment is not consolidated in accordance with Generally Accepted Accounting Principles (that is, such interest is a "minority interest"), then the liabilities of a Person and its Subsidiaries shall include such Person's or its Subsidiaries' allocable share of all indebtedness of such Person in which a minority interest is owned based on such Person's respective ownership interest in such other Person.

  "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

  "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a LIBOR Rate Loan or Advance.

  "Unencumbered" means, with respect to any Revenue- Producing Property, that such Revenue-Producing Property (a) is not subject to any Lien other than Permitted Encumbrances, (b) is not subject to any Negative Pledge and (c) is not held by a Person any of whose direct or indirect equity interests are subject to a Lien or Negative Pledge.

  "Unencumbered Asset Pool" means, as of any date of determination, (a) the Initial Pool Properties, plus (b) each other Qualified Unencumbered Asset Pool Property which has been added to the Unencumbered Asset Pool pursuant to Section 2.11 as of such date, minus (c) any Revenue-Producing Property which has been removed from the Unencumbered Asset Pool pursuant to Section 2.11 as of such date.

  "Wholly-Owned Subsidiary" means a Subsidiary of Parent, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Parent, except for director's qualifying shares required by applicable Laws.

  1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

  1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in the definition of "Borrowing Base" and Sections 6.5 through 6.15, inclusive, would then be calculated in a different manner or with different components, (a) Borrowers and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrowers' financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrowers shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrowers would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Banks, on the dates therein specified, with financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.

  1.4 Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

  1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

  1.6 References to "Borrowers and their Subsidiaries". Any reference herein to "Borrowers and their Subsidiaries" or the like shall refer solely to Borrowers during such times, if any, as Borrowers shall have no Subsidiaries.

  1.7 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

  ARTICLE 2

  LOANS

  2.1 Committed Loans- General.

    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Bank shall, pro rata according to that Bank's Pro Rata Share of the then applicable Line Commitment, make Advances to Borrowers under the Line Commitment in such amounts as Borrowers may request that do not result in (i) the aggregate principal amount outstanding under the Line Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure plus the aggregate amount of Swing Loans outstanding being in excess of the Line Commitment, and (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure being in excess of the lesser of (A) the Line Commitment or (B) the Borrowing Base; provided that in all events no Default or Event of Default shall have occurred and be continuing. Subject to the limitations set forth herein, Borrowers may borrow, repay and reborrow under the Line Commitment without premium or penalty.

    [Intentionally Omitted].

    Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a LIBOR Rate Loan, the Interest Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrowers to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrowers, in which case Borrowers shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrowers, and Borrowers hereby agree to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

    Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Bank by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Interest Period, and that Bank's Pro Rata Share of the Loan. Not later than 2:00 p.m., Massachusetts time, on the date specified for any Loan (which must be a Banking Day), each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

    Unless the Requisite Banks otherwise consent, each Alternate Base Rate Loan shall be not less than $1,000,000, each LIBOR Rate Loan shall be not less than $2,000,000 and all Loans shall be in an integral multiple of $100,000.

    The Advances made by each Bank under the Line Commitment shall be evidenced by that Bank's Line Note.

    A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

    If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(c), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Interest Period for any LIBOR Rate Loan, then on the last day of such Interest Period, such LIBOR Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

  2.2 Alternate Base Rate Loans. Each request by Borrowers for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 2:00 p.m. Massachusetts time, on the date (which must be a Banking Day) prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a LIBOR Rate Loan pursuant to Section 2.3.

  2.3 LIBOR Rate Loans.

    Each request by Borrowers for a LIBOR Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 2:00 p.m., Massachusetts time, at least three (3) LIBOR Banking Days before the first day of the applicable LIBOR Period.

    On the date which is two (2) LIBOR Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrowers and the Banks by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

    Unless the Administrative Agent and the Requisite Banks otherwise consent, no more than fifteen (15) LIBOR Rate Loans shall be outstanding at any one time.

    No LIBOR Rate Loan may be requested or continued during the continuation of a Default or Event of Default.

    Nothing contained herein shall require any Bank to fund any LIBOR Rate Advance in the London interbank market.

  2.4 [Intentionally Omitted].

  2.5 Swing Loan Commitments.

    Subject to the terms and conditions set forth in this Agreement, Swing Loan Bank agrees to lend to the Borrowers (the "Swing Loans"), and the Borrowers may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is thirty (30) Banking Days prior to the Maturity Date upon notice by the Borrowers to the Swing Loan Bank given in accordance with this Section 2.5 such sums as are requested by the Borrower for the purposes set forth in Section 5.9 that do not result in (i) an aggregate principal amount at any one time outstanding being in excess of the Swing Loan Commitment, and (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure being in excess of the lesser of (A) the Line Commitment or (B) the Borrowing Base. Swing Loans shall constitute "Loans" for all purposes hereunder, but shall not be considered the utilization of a Bank's Pro Rata Share of the Commitments. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrowers that all of the conditions set forth in Article 8 have been satisfied on the date of such funding (other than advance notice requirements).

    The Swing Loans shall be evidenced by a separate promissory note of the Borrowers in substantially the form of Exhibit M hereto (the "Swing Loan Note"), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Bank in such amount as may be outstanding from time to time thereunder and shall be payable as set forth below. The Borrowers irrevocably authorize the Swing Loan Bank to make or cause to be made, at or about the time of the date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Bank's record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Bank's record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Bank, but the failure to record, or any error in so recording, any such amount on the Swing Loan Bank's record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

    Each borrowing of a Swing Loan shall be subject to the limits for Alternate Base Rate Loans and LIBOR Rate Loans set forth in this Agreement. The Borrowers shall request a Swing Loan by delivering to the Swing Loan Bank a Request for Loan no later than 2:00 p.m. (Massachusetts time) on the requested date specifying the amount of the requested Swing Loan. Each such Request for Loan shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept such Swing Loan on the requested date. Notwithstanding anything herein to the contrary, a Swing Loan shall either be an Alternate Base Rate Loan or a LIBOR Rate Loan having an Interest Period of one month, and in the event that the Borrowers fail to specify whether they have selected an Alternate Base Rate Loan or a LIBOR Rate Loan, the Borrowers shall be deemed conclusively to have selected a LIBOR Rate Loan with an Interest Period of one month. Notwithstanding the foregoing, upon the date that the Banks shall be required to fund the Loans pursuant to Section 2.5(d) to refund such Swing Loan, the interest rate shall be reset to a LIBOR Rate Loan with an Interest Period as specified in the Request for Loan given by the Borrowers to the Administrative Agent in connection with such Swing Loan, or if no Interest Period is specified, then as an Alternate Base Rate Loan. The proceeds of the Swing Loan will be made available by the Swing Loan Bank to the Borrowers at the Administrative Agent's Office by crediting the account of the Borrowers at such office with such proceeds.

    The Swing Loan Bank shall within four (4) Banking Days after the date a Swing Loan is made, request each Bank, including the Swing Loan Bank, to make a Loan pursuant to Section 2.1 in an amount equal to such Bank's Pro Rata Share of the amount of the Swing Loan outstanding on the date such notice is given. The Borrowers hereby irrevocably authorize and direct the Swing Loan Bank to so act on their behalf, and agree that any amount advanced to the Administrative Agent for the benefit of the Swing Loan Bank pursuant to this Section 2.5(d) shall be considered a Line Loan pursuant to Section 2.1. Unless any of the events described in Section 9.1(j) shall have occurred (in which event the procedures of Section 2.5(e) shall apply), each Bank shall make the proceeds of its Line Loan available to the Swing Loan Bank for the account of the Swing Loan Bank at the Administrative Agent's Office prior to 2:00 p.m. (Boston time) in funds immediately available no later than the third (3rd) Banking Day after the date such notice is given just as if the Banks were funding directly to the Borrowers, so that thereafter such Obligations shall be evidenced by the Line Notes. The proceeds of such Line Loan shall be immediately applied to repay the Swing Loans.

    If prior to the making of a Line Loan pursuant to Section 2.5(d) by all of the Banks, one of the events described in Section 9.1(j) shall have occurred, each Bank will, on the date such Line Loan pursuant to Section 2.5(d) was to have been made, purchase an undivided participating interest in the Swing Loan in an amount equal to its Pro Rata Share of such Swing Loan. Each Bank will immediately transfer to the Swing Loan Bank in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Bank will deliver to such Bank a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

    Whenever at any time after the Swing Loan Bank has received from any Bank such Bank's participating interest in a Swing Loan, the Swing Loan Bank receives any payment on account thereof, the Swing Loan Bank will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Bank is required to be returned, such Bank will return to the Swing Loan Bank any portion thereof previously distributed by the Swing Loan Bank to it.

    Each Bank's obligation to fund a Line Loan as provided in Section 2.5(d) or to purchase participating interests pursuant to Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance (except only the failure of the Swing Loan Bank to make the request described in Section 2.5(d)), including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Bank or the Borrowers may have against the Swing Loan Bank, the Borrowers or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any of the Borrowers or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by any of the Borrowers or any Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The provisions of Section 2.9 shall apply to any Bank which fails or refuses to make a Line Loan or fund its participation as provided herein. Each Swing Loan, once so converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Line Loan made by each Bank under its Pro Rata Share of the Commitments.

  2.6 Letters of Credit.

    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) Banking Days prior to the Maturity Date, the Administrative Agent shall issue such Letters of Credit as the Borrowers may request, for the purposes provided in Section 5.9, upon the delivery of a written request in the form of Exhibit N hereto (a "Letter of Credit Request") to the Administrative Agent, provided that (i) upon issuance of such Letter of Credit, the Letter of Credit Exposure shall not exceed Forty Million and No/100 Dollars ($40,000,000.00), (ii) the aggregate principal amount outstanding under the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure shall not exceed the lesser of (A) the Line Commitment or (B) the Borrowing Base, (iii) the conditions set forth in Article 8 shall have been satisfied, and (iv) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Unless the Administrative Agent otherwise consents, the term of any Letter of Credit shall not exceed the lesser of twelve (12) months or a period of time commencing on the issuance of the Letter of Credit and ending on the date which is fifteen (15) days prior to the Maturity Date (but in any event the term shall not extend beyond the Maturity Date), and no Letter of Credit shall contain an automatic extension or renewal clause. The amount available to be drawn under any Letter of Credit shall reduce on a dollar for dollar basis the amount available to be drawn under the Commitments as a Loan.

    Each Letter of Credit Request shall be submitted to the Administrative Agent at least five (5) Banking Days prior to the date upon which the requested Letter of Credit is to be issued. Following the receipt of a Letter of Credit Request, the Administrative Agent shall promptly notify each of the Banks of the Letter of Credit Request. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of Section 5.9), and (ii) a certification by a Responsible Official of the Borrowers that the Borrowers are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrowers shall further deliver to the Administrative Agent such additional applications and documents as the Administrative Agent may require, in conformity with the then standard practices of its letter of credit department in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

    The Administrative Agent shall, if it approves of the content of the Letter of Credit Request (which approval shall not be unreasonably withheld), and subject to the conditions set forth in this Agreement, issue the Letter of Credit. Each Letter of Credit shall be in form and substance satisfactory to the Administrative Agent in its sole discretion. Upon issuance of a Letter of Credit, the Administrative Agent shall provide copies of each Letter of Credit to any Bank which requests same.

    Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a participation therein from Administrative Agent in an amount equal to its respective Pro Rata Share of the amount of such Letter of Credit, provided that no Bank shall be obligated to transfer funds in such amount to the Administrative Agent at such time.

    Upon the issuance of each Letter of Credit, the Borrowers shall pay to the Administrative Agent (i) for its own account, (A) a set- up fee in the usual and customary amount charged by the Administrative Agent's letter of credit department, and (B) a Letter of Credit Fee calculated at the rate of one-eighth of one percent (0.125%) per annum on the amount available to be drawn under such Letter of Credit, and (ii) for the accounts of the Banks in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate of the then Applicable Margin per annum with respect to LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit during the period from and including the issuance date of such Letter of Credit to its expiration or termination date. Such fees shall be computed on the basis of a year of 360 days and shall be payable in advance with respect to each Letter of Credit on the respective date of issuance of each.

    If and to the extent that any amounts are drawn upon any Letter of Credit, the amounts so drawn shall, from the date of payment thereof by the Administrative Agent to either the date of reimbursement thereof by the Borrowers or repayment through a Line Loan as hereinafter provided, bear interest at the Alternate Base Rate. Upon the receipt by the Administrative Agent of any draw or other presentation for payment of a Letter of Credit and the payment by the Administrative Agent of any amount under a Letter of Credit which is not reimbursed by the Borrowers within twenty-four (24) hours of receipt of notice from the Administrative Agent of such draw, the Administrative Agent shall, without further notice to or the consent of the Borrowers, direct the Banks to fund to the Administrative Agent in accordance with Section 2.9 on or before 2:00 p.m. (Boston time) on the next Banking Day following the Borrowers' failure to reimburse the Administrative Agent, their respective Pro Rata Shares of the amount so paid by the Administrative Agent as a Line Loan. The proceeds of such funding shall be paid to the Administrative Agent to reimburse the Administrative Agent for the payment made by it under the Letter of Credit and shall thereafter be evidenced by the Line Notes. The provisions of Section 2.9 shall apply to any Bank or Banks failing or refusing to fund its Pro Rata Share of any such draw. The Banks shall be required to make such Line Loans regardless of whether all of the conditions to disbursement set forth in Article 8 have been satisfied.

    If after the issuance of a Letter of Credit pursuant to Section 2.6(c) by the Administrative Agent, but prior to the funding of any portion thereof by Administrative Agent, one of the events described in Section 9.1(j) shall have occurred, each Bank will on the date such Line Loan pursuant to Section 2.6(f) was to have been made transfer to the Administrative Agent in immediately available funds the amount of its participation in such Letter of Credit described in Section 2.6(d) above, and upon receipt thereof the Administrative Agent will deliver to such Bank a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount. The provisions of Section 2.9 shall apply to any Bank which fails or refuses to fund its participation as provided herein. Whenever at any time after the Administrative Agent has received from any Bank such Bank's payment of funds for its participation in such Letter of Credit, such Letter of Credit expires pursuant to its terms or is otherwise surrendered by the holder thereof, the Administrative Agent will distribute to each Bank its participating interest in the undrawn amount thereof.

    Whenever at any time after the Administrative Agent has received from any Bank such Bank's payment of funds for its participating interest under a Letter of Credit, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.

    [Intentionally Omitted].

    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

    The obligations of the Borrowers to the Banks and the Administrative Agent to reimburse drawings under Letters of Credit under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever and irrespective of any setoff, counterclaim or defense to payment which Borrowers may have or have had against Administrative Agent or any of the Banks (except such as may arise out of Administrative Agent's or any Bank's gross negligence or willful misconduct), including, without limitation, any setoff, counterclaim or defense based upon or arising out of the following circumstances: (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set-off, defense or any right which the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Banks (other than the defense of payment to the Banks in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iii) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; and (vi) payment by the Administrative Agent under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Administrative Agent.

  2.7 Voluntary Reduction of Commitments. Borrowers shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Banking Days' prior written notice by a Responsible Official of Borrowers to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiples of $1,000,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Commitments; provided that in no event shall the Commitments be reduced to an amount less than $175,000,000.00. The Administrative Agent shall promptly notify the Banks of any reduction or termination of the Commitments under this Section. Any reduction of the Commitments shall be allocated pro rata among the Banks.

  2.8 [Intentionally Omitted].

  2.9 Administrative Agent's Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Bank no later than 10:00 a.m. Massachusetts time on the Banking Day of the proposed funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank's portion of the total amount of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrowers a corresponding amount. If the Administrative Agent has made funds available to Borrowers based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrowers and Borrowers shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Bank or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) from such Bank, the daily Federal Funds Rate or (ii) from the Borrower, at the applicable rate for such Loan. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Administrative Agent or Borrowers may have against any Bank as a result of any default by such Bank hereunder.

  2.10 Extension of Maturity Date. The Borrowers shall have the one-time right and option to extend the Maturity Date to November 3, 2007 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of such extension of the Maturity Date:

    Extension Request. The Borrowers shall deliver written notice of such request (the "Extension Request") to Administrative Agent not later than the date which is ninety (90) days prior to the Maturity Date.

    Payment of Extension Fee. The Borrower shall pay to Administrative Agent the extension fee pursuant to Section 3.6.

    No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

    Representations and Warranties. On the date of such Extension Request the Borrowers shall deliver to Administrative Agent a Certificate of a Responsible Official signed by a Senior Officer on behalf of Borrowers stating that the representations and warranties contained in Article 4 (other than (i) representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is not in violation of this Agreement and (ii) as otherwise disclosed by Borrowers and approved in writing by the Requisite Banks) will be true and correct in all material respects, both immediately before and after giving effect to the Extension Request, as though such representations and warranties were made on and as of that date.

  2.11 Unencumbered Asset Pool. Borrowers may at any time add a Qualified Unencumbered Asset Pool Property to the Unencumbered Asset Pool pursuant to this Section 2.11, which process shall be initiated by delivery by Borrowers to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks) of a complete description of the Qualified Unencumbered Asset Pool Property, the most recent year operating income statement related thereto (to the extent available), cash flow projections for such property for at least the next twelve (12) months, a description of all tenants and leases with respect thereto, a certification of a Senior Officer of the Borrowers that Parent has obtained a current written report prepared by a qualified independent expert with respect to Hazardous Materials related thereto which discloses that such property would not be in violation of the representations and covenants of this Agreement and other written materials reasonably requested by any Bank. Borrowers may remove a Revenue-Producing Property from the Unencumbered Asset Pool by delivery to the Administrative Agent (for distribution to the Banks) of a written notice to that effect, accompanied by a Certificate of a Senior Officer of Borrowers setting forth the revised Borrowing Base as of the most recently-ended Fiscal Quarter resulting from such removal, which removal shall be effective on the third (3rd) day after the date of such notice.

  2.12 Representative of Borrowers. Each of Borrowers hereby appoints Parent as its agent, attorney- in-fact and representative for the purpose of making Requests for Loans, Letter of Credit Requests, payment and prepayment of Loans, the giving and receipt of notices by and to Borrowers under this Agreement and all other purposes incidental to any of the foregoing. Each of Borrowers agrees that any action taken by Parent as the agent, attorney-in-fact and representative of such Borrowers shall be binding on such Borrowers to the same extent as if directly taken by such Borrower.

  2.13 [Intentionally Omitted].

  ARTICLE 3

  PAYMENTS AND FEES

  3.1 Principal and Interest.

    Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate in each case to the fullest extent permitted by applicable Laws.

    Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Monthly Payment Date. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

    Interest accrued on each LIBOR Rate Loan shall be due and payable on each Monthly Payment Date. Except as otherwise provided in Section 3.9, the unpaid principal amount of any LIBOR Rate Loan shall bear interest at a rate per annum equal to the LIBOR Rate for that LIBOR Rate Loan plus the Applicable Margin.

    In the event that any additional interest becomes due and payable for any period with respect to a Loan as a result of the Applicable Margin being determined based on the Leverage Ratio or any change in the Leverage Ratio, and the interest for such period has previously been paid by the Borrowers, the Borrowers shall pay to the Administrative Agent for the account of the Banks the amount of such increase within ten (10) days of demand.

    If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

      the amount, if any, by which the principal Indebtedness evidenced by the Line Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure plus the aggregate amount of Swing Loans outstanding, at any time exceeds the then applicable Line Commitment shall be payable immediately;

      [Intentionally Omitted];

      the amount, if any, by which the principal Indebtedness evidenced by the Notes (after giving effect to all amounts requested thereunder) plus the Letter of Credit Exposure plus the aggregate amount of Swing Loans outstanding, at any time exceeds the Borrowing Base shall be payable immediately; and

      [Intentionally Omitted];

      the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

    The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 12:00 noon Massachusetts time on the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a LIBOR Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iv) any payment or prepayment of all or any part of any LIBOR Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(e) and (v) upon any partial prepayment of a LIBOR Rate Loan that reduces it below $2,000,000, the remaining portion thereof shall automatically convert to an Alternate Base Rate Loan. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

    All of the Borrowers' interest in the gross proceeds of each and every sale or refinancing of real estate assets of the Borrowers and their respective Subsidiaries (whether held directly or indirectly) or of a sale of a Borrower as permitted by Section 6.18, less all reasonable costs, expenses and commissions paid to unrelated parties and less any Indebtedness (other than the Obligations) secured by such asset to be satisfied as a part of such sale or refinance, shall be promptly paid by the Borrowers to the Administrative Agent for the account of the Banks as a prepayment of the Loans to the extent of the outstanding balance of the Loans (provided that such amounts may at Borrower's option be deposited with Administrative Agent as security for the Obligations and applied against the Obligations upon the expiration of the next succeeding LIBOR Periods, if applicable, following the occurrence of such event requiring such prepayment, to minimize the payment of costs pursuant to Section 3.8(e)). The Borrowers shall upon the request of the Administrative Agent enter into such further instruments (including financing statements) to further evidence or perfect such security interest. In the event any amounts are deposited pursuant to this paragraph, the Borrowers may upon the approval of the Administrative Agent obtain a release of amounts from such collateral account for such purposes as proceeds of the Loans may be used hereunder provided that the Borrowers would otherwise be entitled to an Advance under this Agreement. The Banks may elect at any time to apply any such deposited amounts as a prepayment of the Loan, provided that in connection with such application no costs pursuant to Section 3.8(e) shall be charged to Borrowers. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that the Loans shall be pari passu with the loans evidenced by the Term Loan Documents.

    Unless otherwise approved by the Administrative Agent, the Borrowers shall cause all gross proceeds of each and every Debt Offering and Equity Offering, less all reasonable costs, fees, expenses, underwriting commissions, fees and discounts incurred in connection therewith, to be paid by the Borrowers to the Administrative Agent for the account of the Banks as a prepayment of the Loans within ten (10) days of the date of such offering to the extent of the outstanding balance of the Loans (provided that such amounts may at Borrower's option be deposited with Administrative Agent as security for the Obligations and applied against the Obligations upon the expiration of the next succeeding LIBOR Periods, if applicable, following the occurrence of such event requiring such prepayment, to minimize the payment of costs pursuant to Section 3.8(e)). The Borrowers shall upon the request of the Administrative Agent enter into such further instruments (including financing statements) to further evidence or perfect such security interest. In the event any amounts are deposited pursuant to this paragraph, the Borrowers may upon the approval of the Administrative Agent obtain a release of amounts from such collateral account for such purposes as proceeds of the Loans may be used hereunder provided that the Borrowers would otherwise be entitled to an Advance under this Agreement. The Banks may elect at any time to apply any such deposited amounts as a prepayment of the Loan, provided that in connection with such application no costs pursuant to Section 3.8(e) shall be charged to Borrowers.

  3.2 Amendment Fee. On the Closing Date, Borrowers shall pay to the Administrative Agent the amendment fee as heretofore agreed upon pursuant to the Agreement Regarding Fees between Borrowers and the Administrative Agent. The amendment fee paid to the Administrative Agent is solely for its own account and is nonrefundable. Administrative Agent shall pay to the other Banks on the Closing Date an amendment fee in accordance with their separate written agreement.

  3.3 [Intentionally Omitted].

  3.4 Commitment Fee. From the Closing Date through the Maturity Date, Borrowers shall pay to the Administrative Agent, for the ratable accounts of the Banks pro rata according to their Pro Rata Share of the Commitments, a commitment fee equal to one fifth of one percent (0.20%) on the average daily amount by which the Line Commitment exceeds the aggregate daily principal Indebtedness evidenced by the Line Notes and the aggregate amount of outstanding Letters of Credit. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date, on any earlier date on which the Line Commitment shall be reduced or shall terminate as provided in Section 2.7, and on the Maturity Date.

  3.5 Agency Fee. Borrowers shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed pursuant to the Agreement Regarding Fees between Borrowers and the Administrative Agent. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

  3.6 Extension Fees. Borrowers shall pay to the Administrative Agent for the account of the Banks an extension fee concurrently with the extension of the Maturity Date pursuant to Section 2.10 equal to one fourth of one percent (0.25%) of the Commitments.

  3.7 Increased Commitment Costs. If any Bank shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Bank (or its LIBOR Lending Office) or any corporation controlling such Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Bank's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Bank, Borrowers shall pay to such Bank, from time to time as specified in good faith by such Bank, additional amounts sufficient to compensate such Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. Each Bank's determination of such amounts shall be conclusive in the absence of manifest error.

  3.8 LIBOR Costs and Related Matters.

    [Intentionally Omitted].

    If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:

      shall subject any Bank or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to any Bank attributable to the principal of or interest on any LIBOR Rate Advance or any other amounts due under this Agreement in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances (provided, that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand), excluding (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

      shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank or its LIBOR Lending Office); or

      shall impose on any Bank or its LIBOR Lending Office or the London interbank market any other condition affecting any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans, its obligation to make LIBOR Rate Advances or this Agreement, or shall otherwise affect any of the same;

    and the result of any of the foregoing, as determined in good faith by such Bank, increases the cost to such Bank or its LIBOR Lending Office of making or maintaining any LIBOR Rate Advance or in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances or reduces the amount of any sum received or receivable by such Bank or its LIBOR Lending Office with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Loans or its obligation to make LIBOR Rate Advances (assuming such Bank's LIBOR Lending Office had funded 100% of its LIBOR Rate Advance in the London interbank market), then, within five (5) Banking Days after demand by such Bank (with a copy to the Administrative Agent), Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (determined as though such Bank's LIBOR Lending Office had funded 100% of its LIBOR Rate Advance in the London interbank market). A statement of any Bank claiming compensation under this subsection shall be conclusive in the absence of manifest error.

    If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Bank, make it unlawful or impossible for such Bank or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Rate Loan, or materially restrict the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon the LIBOR Rate, and such Bank shall so notify the Administrative Agent, then such Bank's obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Banks and Borrowers. Upon receipt of such notice, the outstanding principal amount of such Bank's LIBOR Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the LIBOR Period(s) applicable to such LIBOR Rate Advances if such Bank may lawfully continue to maintain and fund such LIBOR Rate Advances to such day(s) or (2) immediately if such Bank may not lawfully continue to fund and maintain such LIBOR Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(e). Each Bank agrees to endeavor promptly to notify Borrowers of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Bank to notify the Administrative Agent under this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. In the event that any Bank is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Rate Loan, such Bank shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Bank whose obligation to make LIBOR Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrowers of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.

    If, with respect to any proposed LIBOR Rate Loan:

      the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank market generally that are beyond the reasonable control of the Banks, deposits in Dollars (in the applicable amounts) are not being offered to any Bank in the London interbank market for the applicable LIBOR Period; or

      the Requisite Banks advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Banks for deposits in Dollars in the London interbank market in the relevant amount for the applicable LIBOR Period, or (ii) will not adequately and fairly reflect the cost to such Banks of making the applicable LIBOR Rate Advances;

    then the Administrative Agent forthwith shall give notice thereof to Borrowers and the Banks, whereupon until the Administrative Agent notifies Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future LIBOR Rate Advances shall be suspended.

    Upon payment or prepayment of any LIBOR Rate Advance (other than as the result of a conversion required under Section 3.8(c) or as provided in the last sentence of each of Section 3.1(h) and 3.1(i) or as the result of a conversion of a Swing Loan to a Line Loan as provided in Section 2.5(d)) on a day other than the last day in the applicable LIBOR Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrowers (for a reason other than the breach by a Bank of its obligation pursuant to Section 2.1(a) to make an Advance) to borrow on the date or in the amount specified for a LIBOR Rate Loan in any Request for Loan, Borrowers, unless waived by the applicable Bank, shall pay to the appropriate Bank within ten (10) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined with respect to LIBOR Rate Loans as though 100% of such LIBOR Rate Advances had been funded in the London interbank market) equal to the sum of:

      $250; plus

      with respect to LIBOR Rate Loans, the amount, if any, by which (A) the additional interest that would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (B) the yield that the Bank could recover by purchasing a debt security customarily issued by the Treasury of the United States of America having a maturity date ending on the last day of the applicable Interest Period (or if no such security is available for such period, for the most comparable period for which such security may be obtained); said amount shall be reduced to present value calculated by using the above referenced United States Treasury Securities rate and the number of days remaining in the Applicable Interest Period as to which prepayment is made; plus all out-of-pocket expenses incurred by the Bank reasonably attributable to such payment, prepayment or failure to borrow.

    Each Bank's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

    Each Bank agrees to endeavor promptly to notify Borrowers of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to clause (a) or clause (b) of this Section 3.8, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. Any request for compensation by a Bank under this Section 3.8 shall set forth the basis upon which it has been determined that such an amount is due from Borrowers, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Bank.

  3.9 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Bank is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum (the "Default Rate") at all times equal to (i) in the case of interest or principal, the sum of the rate otherwise applicable to the Loans, plus 2% and (ii) in the case of any other amount, the sum of the Alternate Base Rate plus the Applicable Margin applicable to Alternate Base Rate Loans plus 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws. In addition, the Borrowers shall pay a late charge equal to three percent (3%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents which is not paid within ten (10) days of the date when due.

  3.10 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

  3.11 Non-Banking Days. If any payment to be made by Borrowers or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day, unless, in the case of a payment relating to a LIBOR Rate Loan, such next succeeding Banking Day is in the next calendar month, in which case such payment shall be made on the next preceding Bank Day, and the extension of time shall be reflected in computing interest and fees.

  3.12 Manner and Treatment of Payments.

    Each payment hereunder (except payments pursuant to Sections 3.7, 3.8, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office for the account of each of the Banks or the Administrative Agent, as the case may be, in immediately available funds not later than 1:00 p.m. Massachusetts time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Bank shall be immediately paid by the Administrative Agent to the applicable Bank in immediately available funds and, if such payment was received by the Administrative Agent by 1:00 p.m., Massachusetts time, on a Banking Day and not so made available to the account of a Bank on that Banking Day, the Administrative Agent shall reimburse that Bank for the cost to such Bank of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

    Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Bank comprising such Loan.

    Each Bank shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrowers, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Bank to keep such a record shall not affect Borrowers' obligation to pay the Obligations.

    Each payment of any amount payable by Borrowers or any other Party under this Agreement or any other Loan Document shall be made without setoff or counterclaim and free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by any Bank's overall net income by (A) any jurisdiction (or political subdivision thereof) in which such Bank is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Bank is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Bank has failed to provide Borrowers with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrowers are obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Bank under this Agreement, Borrowers shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Bank as is necessary to result in that Bank's receiving a net after-Tax amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Bank on account of such Taxes, that Bank shall promptly refund such excess to Borrowers.

  3.13 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

  3.14 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Bank not to require payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Bank's right to require full payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

  3.15 Administrative Agent's Right to Assume Payments Will be Made by Borrowers. Unless the Administrative Agent shall have been notified by Borrowers prior to the date on which any payment to be made by Borrowers hereunder is due that Borrowers do not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrowers have remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Borrowers have not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

  3.16 Fee Determination Detail. The Administrative Agent, and any Bank, shall provide reasonable detail to Borrowers regarding the manner in which the amount of any payment to the Administrative Agent and the Banks, or that Bank, under Article 3 has been determined, concurrently with demand for such payment.

  3.17 Survivability. All of Borrowers' obligations under Sections 3.7 and 3.8 shall survive for the ninety (90) day period following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrowers shall remain obligated thereunder for all claims under such Sections made by any Bank to Borrowers prior to the expiration of such period.

  ARTICLE 4

  REPRESENTATIONS AND WARRANTIES

  Borrowers represent and warrant to the Banks that:

  4.1 Existence and Qualification; Power; Compliance With Laws. Parent is a corporation duly formed, validly existing and in good standing under the Laws of Maryland and each other Borrower is a corporation, limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of its state of formation. Each of Borrowers is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each of Borrowers has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Each of Borrowers is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. Parent is a "real estate investment trust" within the meaning of §856 of the Code, has elected to be treated as a real estate investment trust and is subject to federal income taxation as a real estate investment trust pursuant to §§856-860 of the Code.

  4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of Borrowers of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not:

    Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of Borrowers;

    Violate or conflict with any provision of Borrowers' charter, articles of incorporation, bylaws or other organizational agreements, as applicable;

    Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by Borrowers;

    Violate any Requirement of Law applicable to Borrowers;

    Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which Borrowers are a party or by which Borrowers or any of their Property is bound or affected;

  and none of Borrowers is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

  4.3 No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by any of Borrowers of the Loan Documents to which it is a Party.

  4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock (or other applicable unit of equity interest) issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Parent. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially by Parent, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.

  4.5 Financial Statements. Borrowers have furnished to the Banks the audited consolidated financial statements of Parent and its Subsidiaries for the Fiscal Year ended December 31, 2002 and the unaudited consolidated financial statements for the six months ended June 30, 2003. The financial statements described above fairly present in all material respects the financial condition, results of operations and cash flows as of such date and for such period in conformity with Generally Accepted Accounting Principles consistently applied.

  4.6 No Other Liabilities; No Material Adverse Changes. Borrowers do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the balance sheets described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect. As of any date subsequent to the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date.

  4.7 Title to Property. Borrowers have valid title to the Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the balance sheet described in Section 4.5, other than items of Property or exceptions to title which are in each case immaterial to Borrowers and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7 and Permitted Encumbrances and Permitted Rights of Others.

  4.8 Intangible Assets. Borrowers own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrowers, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

  4.9 Public Utility Holding Company Act. None of Borrowers is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

  4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Parent or any of its Subsidiaries of less than $5,000,000, (c) matters of an administrative nature not involving a claim or charge against Parent or any of its Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Parent or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrowers, threatened against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency, mediator or arbitrator. As of the Closing Date, there are no judgments outstanding against or affecting the Parent or any of its Subsidiaries or any Property individually or in the aggregate involving amounts in excess of $5,000,000.00.

  4.11 Binding Obligations. Each of the Loan Documents to which Borrowers are a Party will, when executed and delivered by Borrowers, constitute the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

  4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

  4.13 ERISA.

    With respect to each Pension Plan:

      such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

      such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

      no "reportable event" (as defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and

      none of Parent nor any of its Subsidiaries has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

    None of Parent nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

  4.14 Regulations T, U and X; Investment Company Act. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. Neither Parent nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

  4.15 Disclosure. No written statement made by a Senior Officer to the Administrative Agent or any Bank in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

  4.16 Tax Liability. Parent and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Parent or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Parent or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

  4.17 Hazardous Materials. Except as described in Schedule 4.17, as of the Closing Date (a) none of Borrowers, nor to the best knowledge of Borrowers, any other Person at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrowers, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrowers nor, to the best knowledge of Borrowers, any other Person as a site for the manufacture of any Hazardous Materials, (d) to the extent that any Hazardous Materials are used, generated or stored by Borrowers or any other Person on any Real Property, or transported to or from such Real Property by Borrowers or any other Person, such use, generation, storage and transportation by Borrowers and, to the best knowledge of Borrowers, by any other Person are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Banks, and (e) no Real Property is subject to any remediation, removal, containment or similar action conducted by or on behalf of any Borrower or any other Person, or with respect to any such Real Property listed on Schedule 4.17 which is subject to any such action, the estimated costs for completing such action are as set forth on Schedule 4.17.

  4.18 Initial Pool Properties. The Initial Pool Properties described on Schedule 4.18 are, as of the Closing Date, Qualified Unencumbered Asset Pool Properties and comprise the initial Unencumbered Asset Pool.

  4.19 Property. All of the Borrowers' and their respective Subsidiaries' properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to deferred maintenance existing as of the date of acquisition of such property as permitted in this Section 4.19 and except for such defects relating to properties other than properties in the Unencumbered Asset Pool which would not have a Material Adverse Effect. The Borrowers further have completed or caused to be completed an appropriate investigation of the environmental condition of each such property as of the later of (a) the date of the Borrowers' or such Subsidiaries' purchase thereof or (b) the date upon which such property was last security for Indebtedness of such Borrower or such Subsidiary if such financing was not closed on or about the date of the acquisition of such property, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental consultant in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation as to properties in the Unencumbered Asset Pool has been disclosed in writing to the Administrative Agent and satisfactory remediation actions are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of any Borrower or any of their respective Subsidiaries which are payable by such Person (except only real estate or other taxes or assessments, that are not yet due and payable). There are no pending eminent domain proceedings against any property included within the Unencumbered Asset Pool, and, to the knowledge of the Borrowers, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have a Material Adverse Effect. None of the property of Borrowers or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have a Material Adverse Effect. The Real Property owned by Parent, each of the other Borrowers and their respective Subsidiaries as of the date hereof is set forth on Schedule 4.19 hereto.

  4.20 Brokers. None of the Borrowers nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

  4.21 Other Debt. None of the Borrowers or any of their respective Subsidiaries is in default (after expiration of all applicable grace and cure periods) in the payment of any other Indebtedness or under any mortgage, deed of trust, security agreement, financing agreement or indenture involving Indebtedness of $5,000,000.00 or more or under any other material agreement or lease to which any of them is a party. None of the Borrowers is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of such Borrower. Schedule 4.21 hereto sets forth all of the Indebtedness of the type described in Sections 6.11 and 6.12 of the Borrowers and their respective Subsidiaries as of the date hereof.

  4.22 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, none of the Borrowers is insolvent on a balance sheet basis such that the sum of such Person's assets exceeds the sum of such Person's liabilities, each Borrower is able to pay its debts as they become due, and each Borrower has sufficient capital to carry on its business.

  4.23 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

  4.24 Transaction in Best Interests of Borrowers; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrowers. The direct and indirect benefits to inure to the Borrowers pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration" (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrowers pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Borrowers to be jointly and severally liable as co-borrowers for the Loan, Borrowers would be unable to obtain the financing contemplated hereunder which financing will enable the Borrowers and their respective Subsidiaries to have available financing to conduct and expand their business.

  4.25 No Bankruptcy Filing. None of the Borrowers nor any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and none of the Borrowers has any knowledge of any Person contemplating the filing of any such petition against it or any of such other Persons.

  4.26 Tax Shelter Representation. The Borrowers do not intend to treat the Loans, the Letters of Credit and/or related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrowers determine to take any action inconsistent with such intention, they will promptly notify the Administrative Agent thereof. If the Borrowers so notify the Administrative Agent, the Borrowers acknowledge that one or more of the Banks may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

  ARTICLE 5

  AFFIRMATIVE COVENANTS
  OTHER THAN INFORMATION AND
  REPORTING REQUIREMENTS

  So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrowers and their respective Subsidiaries shall, unless the Administrative Agent (with the written approval of the Requisite Banks) otherwise consents:

  5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, and all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of their respective Property, except that Borrowers and their respective Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge, levy or claim that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax or claim so long as no material Property of Borrowers or their Subsidiaries is at immediate risk of being seized, levied upon or forfeited.

  5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except (a) as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

  5.3 Maintenance of Real Properties. Maintain, preserve and protect all of their respective Real Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Real Properties, except that the failure to maintain, preserve and protect a particular item of Real Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrowers or their respective Subsidiaries, shall not constitute a violation of this covenant.

  5.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrowers or such Subsidiaries, as applicable, operate. Without limiting the foregoing, each Borrower shall maintain for itself, and its Subsidiaries, or cause each of its Subsidiaries to maintain, terrorism insurance at least in an amount equivalent to the amount of terrorism insurance coverage maintained by Borrowers and their respective Subsidiaries as of the Closing Date to the extent that such insurance is available at commercially reasonable rates.

  5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrowers or such Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

  5.6 [Intentionally Omitted].

  5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrowers and their respective Subsidiaries.

  5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

  5.9 Use of Proceeds. Use the proceeds of all Loans and issuances of Letters of Credit for working capital and general corporate purposes of Borrowers, including the acquisition and/or improvement of Revenue-Producing Properties and land, and to pay closing costs and expenses in connection with the closing of this Agreement.

  5.10 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrowers or their respective Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of Borrowers or any of their respective Subsidiaries of any material occurrence or condition on any Real Property or on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

  5.11 Unencumbered Asset Pool. Cause each Revenue-Producing Property in the Unencumbered Asset Pool to remain a Qualified Unencumbered Asset Pool Property so long as it is in the Unencumbered Asset Pool; provided that nothing herein shall preclude the removal of any Revenue-Producing Property from the Unencumbered Asset Pool pursuant to Section 2.11.

  5.12 REIT Status. Maintain the status and election of Parent as a "real estate investment trust" under §856 of the Code and comply with the dividend and other requirements applicable under §857(a) of the Code.

  5.13 Additional Borrowers. Cause each Wholly-Owned Subsidiary of Parent which is not then a Borrower and which holds a Revenue-Producing Property that is or will become part of the Unencumbered Asset Pool to execute and deliver the Joinder Agreement concurrently with the addition of such Revenue-Producing Property to the Unencumbered Asset Pool.

  5.14 Inspection of Properties and Books. Permit the Banks, through the Administrative Agent or any representative designated by the Administrative Agent, at the Borrowers' expense, to visit and inspect any of the properties of the Borrowers or any of their respective Subsidiaries (subject to the rights of any tenants), to examine the books of account of the Borrowers and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers and their respective Subsidiaries with, and to be advised as to the same by, their Senior Officers, all at such reasonable times (typically during normal business hours) and intervals as the Administrative Agent or any Bank may reasonably request upon not less than four (4) Banking Days notice; provided, however, that inspections made at the Borrowers' expense shall be limited to once per year, unless an Event of Default shall have occurred and be continuing. The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrowers' or such Subsidiaries' normal business operations.

  5.15 More Restrictive Agreements. Promptly notify the Administrative Agent should any Borrower or any Subsidiary of Borrowers enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or issuance of Preferred Equity, which agreements or documents include covenants, whether affirmative or negative, which are individually or in the aggregate more restrictive as to the matters covered by the definition of the term Borrowing Base, Sections 5.17, 6.1, 6.5 through 6.13, inclusive, or 6.15 (or any other provisions which may have the same practical effect as any of the foregoing) against any Borrower or their respective Subsidiaries than those set forth in the definition of the term Borrowing Base, Sections 5.17, 6.1, 6.5 through 6.13, inclusive, or 6.15 (or any other provision which may have the same practical effect as any of the foregoing) or which provide for a guaranty of the obligations thereunder by a Person that is not liable for the Obligations. If requested by the Requisite Banks, the Borrowers, the Administrative Agent, and the Requisite Banks shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions or provide for a guaranty of the Obligations by such Person as determined by the Requisite Banks in their sole discretion. Notwithstanding the foregoing, this Section 5.15 shall not apply to covenants contained in any agreements or documents that relate only to specific Real Property that is collateral for any existing or future Indebtedness of any of the Borrowers or their Subsidiaries that is permitted by the terms of this Agreement.

  5.16 Distributions of Income to the Borrowers. Cause all of their respective Subsidiaries to promptly transfer to such Borrower (but not less frequently than once each fiscal quarter of such Borrower), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective assets and properties in excess of $2,500,000.00 in the aggregate after (a) the payment by each Subsidiary of its Debt Service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

  5.17 Unencumbered Asset Pool.

    Cause each of the Revenue-Producing Properties in the Unencumbered Asset Pool to satisfy all of the following conditions:

      the Revenue-Producing Properties shall be owned by a Borrower or leased by a Borrower pursuant to a Mortgageable Ground Lease (subject to the terms of this Agreement);

      no more than twenty-five percent (25%) of the Asset Value of the Revenue-Producing Properties in the Unencumbered Asset Pool may be leased by a Borrower pursuant to a Mortgageable Ground Lease;

      the Revenue-Producing Properties in the Unencumbered Asset Pool shall consist solely of Revenue-Producing Properties which have an aggregate occupancy level (on a portfolio basis) of at least eighty-five percent (85%) as of the end of the previous four (4) fiscal quarters of the Borrowers based on bona fide arms-length tenant leases which are in full force and effect requiring current rental payments and which are in good standing; and

      no more than thirty-five percent (35%) of the Asset Value of the Revenue-Producing Properties in the Unencumbered Asset Pool may be located in any one city or metropolitan area; provided that no more than forty percent (40%) of the Asset Value of the Revenue-Producing Properties in the Unencumbered Asset Pool may be located in suburban Washington, D.C.

    Provide to the Administrative Agent as of the Closing Date and concurrently with the delivery of the financial statements described in Section 7.1(c) as part of the Compliance Certificate required pursuant to Section 7.2 (i) a list of the Revenue-Producing Properties in the Unencumbered Asset Pool, (ii) the certification of a Senior Officer of the Borrowers of the Asset Values of such properties and that such properties are in compliance with Section 5.17(a), (iii) operating statements setting forth the NOI and Net Capital Expenditures for each of the Revenue-Producing Properties in the Unencumbered Asset Pool for the previous four (4) fiscal quarters (or such shorter period as the Revenue-Producing Property has been held by the Borrowers if such statements are not available to Borrowers) certified as true and correct by a Senior Officer of the Borrowers, and (iv) a certificate that the Revenue-Producing Properties in the Unencumbered Asset Pool comply with the terms of Sections 4.17 and 4.19. In the event that all or any material portion of a Revenue-Producing Property within the Unencumbered Asset Pool shall be damaged or taken by condemnation, then such property shall no longer be a part of the Unencumbered Asset Pool unless and until any damage to such Revenue-Producing Property is repaired or restored, such Revenue-Producing Property becomes fully operational and the Administrative Agent shall receive evidence satisfactory to the Administrative Agent of the value and NOI of such Revenue-Producing Property following such repair or restoration.

  ARTICLE 6

  NEGATIVE COVENANTS

  So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrowers and their respective Subsidiaries shall not, unless the Administrative Agent (with the written approval of the Requisite Banks or, if required by Section 12.1, of all of the Banks) otherwise consents:

  6.1 Mergers. Merge or consolidate with or into any Person, except a merger or consolidation of one or more Borrowers with and into another Borrower or one or more Subsidiaries with and into another Subsidiary or a Borrower or a merger or consolidation where Parent or a Borrower is the surviving corporation that does not result in a Change in Control.

  6.2 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) which could reasonably be expected to result in a Material Adverse Effect, (ii) fail to comply with ERISA which could reasonably be expected to result in a Material Adverse Effect, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA) which could reasonably be expected to result in a Material Adverse Effect or (iv)  terminate in any manner which could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

  6.3 Change in Nature of Business. Make any material change in the principal nature of the business of Borrowers, such business being the acquisition, ownership, development and renovation of buildings for use as office or, with respect to the life science industry only, office/laboratory, research or manufacturing/warehouse properties.

  6.4 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrowers or their respective Subsidiaries other than (a) salary, bonus, employee stock option, relocation assistance and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Parent and expressly authorized by a resolution of the board of directors of Parent which is approved by a majority of the directors not having an interest in the transaction, (c) transactions expressly permitted by this Agreement, (d) transactions between one Borrower and another Borrower or one Subsidiary and another Subsidiary or one Subsidiary and a Borrower and (e) transactions on overall terms at least as favorable to Borrowers or their Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

  6.5 Leverage Ratio. Permit the Leverage Ratio, as of the last day of any Fiscal Quarter, to be greater than ..55 to 1.00.

  6.6 Debt Service Coverage. Permit Debt Service Coverage, as of the last day of any Fiscal Quarter, to be less than 2.0 to 1.00.

  6.7 Fixed Charge Coverage. Permit Fixed Charge Coverage, as of the last day of any Fiscal Quarter, to be less than 1.70 to 1.00.

  6.8 Distributions. Make any Distribution (a) if such Distribution is equal to or in excess of the amount which, when added to the amount of all other Distributions paid in the same Fiscal Quarter and the preceding three (3) Fiscal Quarters, would exceed (i) 90% of Funds From Operations of Parent and its Subsidiaries for the four (4) consecutive Fiscal Quarters ending prior to the Fiscal Quarter in which such Distribution is paid or (ii) 100% of Funds Available for Distribution of Parent and its Subsidiaries for the four (4) consecutive Fiscal Quarters ending prior to the Fiscal Quarter in which such Distribution is paid (provided that Parent shall be permitted to pay the minimum Distribution required under the Code to maintain and preserve Parent's status as a real estate investment trust under the Code, as evidenced by a certification of a Senior Officer of Parent containing calculations in reasonable detail satisfactory in form and substance to the Administrative Agent, if such Distribution is greater than the amount set forth in clause (a) (i) and (ii) above) (provided further that if an Event of Default has occurred and is continuing, Borrowers may only make the Distributions permitted under Section 6.8(b)), or (b) during the continuance of an Event of Default, in excess of the minimum amount necessary to comply with &sect 857(a) of the Code.

  6.9 Stockholders' Equity. Permit Stockholders' Equity, as of the last day of any Fiscal Quarter, to be less than the sum of (a) $373,000,000 plus (b) ninety percent of the net proceeds from any Equity Offering of any Borrower made after the Closing Date.

  6.10 [Intentionally Omitted].

  6.11 Secured Debt. Permit Secured Debt of Parent and its Subsidiaries to exceed an amount equal to 40% of Adjusted Tangible Assets as of the most recently ended Fiscal Quarter.

  6.12 Recourse Debt. Permit recourse Indebtedness (whether secured or unsecured) of Parent and its Subsidiaries (excluding the Obligations and the Indebtedness under the Term Loan Agreement) to exceed an amount equal to 25% of Adjusted Tangible Assets as of the most recently ended Fiscal Quarter.

  6.13 [Intentionally Omitted].

  6.14 Negative Pledges. Grant to any Person a Negative Pledge on any Revenue-Producing Property of Parent and its Subsidiaries that, as of the later of June 7, 1997 or the date of its acquisition, is not subject to a Lien (other than Permitted Encumbrances). Notwithstanding the foregoing, the parties hereto hereby acknowledge that under the Term Loan Agreement the Borrowers are required to maintain unencumbered assets satisfying certain debt service and asset value tests.

  6.15 [Intentionally Omitted].

  6.16 Limiting Agreements. Enter into any agreement, instrument or transaction (other than the Term Loan Documents) which has or may have the effect of prohibiting or limiting any Borrower's ability to pledge to Administrative Agent the Revenue-Producing Property within the Unencumbered Asset Pool. Borrowers and their respective Subsidiaries shall take, such actions as are necessary to preserve the right and ability of Borrowers to pledge those Revenue-Producing Properties without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrowers or any of their respective Subsidiaries. Borrowers shall, upon demand, provide to the Administrative Agent such evidence as the Administrative Agent may reasonably require to evidence compliance with this Section 6.16, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit a Borrower's ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of such Borrower or any of its Subsidiaries.

  6.17 [Intentionally Omitted].

  6.18 Restrictions on Transfer. Parent will not, directly or indirectly, make or permit to be made, by voluntary or involuntary means, any sale, assignment, transfer, disposition, mortgage, pledge, hypothecation or encumbrance of its direct or indirect interest in Operating Partnership, ARE, QRS or any other Borrower (provided that the foregoing shall not prohibit transfers of Parent's interest in Operating Partnership, ARE, QRS or any other Borrower provided such Borrower remains a Wholly-Owned Subsidiary of Parent), or any dilution of its direct or indirect interest in Operating Partnership, ARE, QRS or any other Borrower. Parent shall not in any manner transfer, assign, diminish or otherwise restrict its direct or indirect right to vote or other rights with respect to Operating Partnership, ARE, QRS or any other Borrower. Notwithstanding the foregoing, Parent may sell, assign, transfer or dispose of its interest in another Borrower (other than Operating Partnership) that is a Subsidiary of Parent, provided that on or before the closing of such sale the Borrower shall have delivered to the Administrative Agent a certification, together with such other evidence as Administrative Agent may require, that the Borrowers will be in compliance with all covenants in this Agreement after giving effect to such sale, assignment, transfer or other disposition, and provided further that from and after any such sale, the assets of such Borrower shall no longer be included within the Unencumbered Asset Pool. In the event that the Borrower shall comply with the foregoing provisions, such Borrower shall be released from liability under this Agreement by the Administrative Agent. The Administrative Agent may also release a Borrower from liability if all of the Revenue Producing Properties of such Borrower are sold (subject to the requirement in Section 3.1(h) that the gross proceeds of any such sale be deposited with the Administrative Agent) or all of the Revenue Producing Properties of such Borrower cease to be Unencumbered, provided that on or before the effective date of such release, the Borrowers shall have delivered to the Administrative Agent a certification, together with such other evidence as the Administrative Agent may require, that the Borrowers will be in compliance with all covenants in this Agreement after giving effect to such release.

  6.19 Permitted Assets.

    Permit the book value of the Permitted Assets, as of the most recently ended Fiscal Quarter, to be more than 25% of the Adjusted Tangible Assets. For purposes of this Section 6.19 the book value of any Permitted Asset not owned 100%, directly or indirectly, by Parent or any of its Subsidiaries shall be adjusted by multiplying the same by the Parent's or such Subsidiaries' interest in such Permitted Asset during the fiscal quarter of the Parent ending as of any date of determination of such book value.

    Permit any Borrower or any Subsidiary or Affiliate thereof, to engage, directly or indirectly, in the ground-up development of Real Property except for the ground-up development of Real Property for its own account of properties to be used principally for office, office/laboratory, research or manufacturing/warehouse purposes provided that such development shall be limited to such number of projects with respect to which the aggregate cost as of the date of computation of acquiring Real Property and developing, constructing, renovating, rehabilitating and leasing the improvements thereon (assuming the full cost of completion thereof) does not at any time exceed fifteen percent (15%) of the Adjusted Tangible Assets as of the most recently ended Fiscal Quarter (such projects are hereinafter referred to collectively as the "Development Investments"). A project shall be considered to be a Development Investment from the issuance of permits for construction until final certificates of occupancy or their equivalent have been issued for the project. For purposes of this Section 6.19 the term "development" shall include new construction or the substantial renovation or expansion of improvements to real property.

    Make Investments in (i) any Person that is not a Wholly- Owned Subsidiary of Parent existing as of the date hereof or new Wholly-Owned Subsidiaries of Parent acquired or created after the date of this Agreement which become Borrowers except as permitted in Section 6.19(c)(ii), or (ii) any Person (other than Investments by a Subsidiary of Parent in Parent), if the aggregate value of the Investments pursuant to this Section 6.19(c)(ii) shall exceed fifteen percent (15%) of the Adjusted Tangible Assets as of the most recently-ended Fiscal Quarter.

  6.20 Equity Forwards. Contract, create, incur, acquire, issue, assume or suffer to exist any equity index swap, equity forward transaction, other equity swap, equity futures agreement or arrangement, or any similar equity based agreement or arrangement.

  ARTICLE 7

  INFORMATION AND REPORTING REQUIREMENTS

  7.1 Financial and Business Information. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrowers shall, unless the Administrative Agent (with the written approval of the Requisite Banks) otherwise consents, at Borrowers' sole expense, deliver to the Administrative Agent for distribution by it to the Banks, a sufficient number of copies for all of the Banks of the following:

    As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Parent as fairly presenting the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

    As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Parent and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

    As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, statements of operating income for such Fiscal Quarter and Fiscal Year to date for each of the Revenue- Producing Properties in the Unencumbered Asset Pool and a summary Rent Roll for each of the Revenue-Producing Properties in the Unencumbered Asset Pool, each in reasonable detail;

    As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, supplemental disclosure information setting forth the effect on Net Income reflected in the financial statements for such Fiscal Quarter and Fiscal Year to date of any difference between the rents payable by tenants during the periods covered by such financial statements and the "straight line" rents payable over the terms of their respective leases, in reasonable detail;

    As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders' equity and cash flows, in each case of Parent and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and shall be accompanied by a report of Ernst & Young LLP or other independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Requisite Banks, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Banks in their good faith business judgment to be adverse to the interests of the Banks;

    As soon as practicable, and in any event before the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Parent and its Subsidiaries, all in reasonable detail;

    Promptly after request by the Administrative Agent or any Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any of its Subsidiaries, or any audit of any of them;

    Promptly after the same are available, and in any event within five (5) Banking Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section 7.1;

    Promptly after request by the Administrative Agent or any Bank, copies of any other report or other document that was filed by Borrowers with any Governmental Agency;

    Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrowers are taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

    As soon as practicable, and in any event within two (2) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrowers are taking or propose to take with respect thereto;

    Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrowers that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $1,000,000 or more or any lessor under a lease involving aggregate rent of $1,000,000 or more has asserted a default thereunder on the part of Borrowers or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrowers under a contract (that is not a credit agreement or material lease) in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrowers are taking or propose to take with respect thereto;

    Promptly upon request after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of each of the Borrowers;

    Not later than sixty (60) days after the end of each fiscal quarter of the Borrowers (including the fourth fiscal quarter in each year), a list (which may be included in the Compliance Certificates) setting forth the following information with respect to each new Subsidiary or Controlled Entity of any of the Borrowers: (i) the name, structure and ownership of the Subsidiary or Controlled Entity, (ii) a description of the property owned by such Subsidiary or Controlled Entity, and (iii) such other information as the Administrative Agent may reasonably request;

    Simultaneously with the delivery of the financial statements referred to in Section 7.1(e) above (if such information is not otherwise included in the financial statements or other information presented to the Banks pursuant to this Section 7.1), a statement (which may be included in the Compliance Certificates) listing (i) the Real Property owned by Parent and its Subsidiaries (or in which Parent or its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) the Indebtedness of Parent and its Subsidiaries, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) the properties of Parent and its respective Subsidiaries which are Development Investments and providing a brief summary of the status of such development;

    Contemporaneously with the release thereof, copies of all press releases or other public announcements;

    Promptly upon a Senior Officer becoming aware of a change in the credit rating given by a Rating Agency to Parent's long-term senior unsecured debt or any announcement that any rating is "under review" or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency, written notice of such change, announcement or action;

    When and as required by Section 2.11, the information regarding each Qualified Unencumbered Asset Pool Property, as more particularly described in Section 2.11;

    When and as required by Section 5.17(b), the information regarding the Unencumbered Asset Pool, as more particularly described in Section 5.17(b);

    Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Bank (through the Administrative Agent) or the Requisite Banks; and

    Promptly after the Borrowers have notified the Administrative Agent of any intention by the Borrowers to treat the Loans and/or the Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

  7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrowers shall, at Borrowers' sole expense, deliver to the Administrative Agent for distribution by it to the Banks concurrently with the financial statements required pursuant to Sections 7.1(a), 7.1(c) and 7.1(e), Compliance Certificates signed by a Senior Officer.

  ARTICLE 8

  CONDITIONS

  8.1 Initial Advances. The obligation of each Bank to make the initial Advance to be made by it or of the Administrative Agent to issue the initial Letters of Credit is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

    The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

      at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Banks and Borrowers;

      Line Notes executed by Borrowers in favor of each Bank, each in a principal amount equal to that Bank's Pro Rata Share of the Line Commitment;

      Swing Loan Note executed by Borrowers in favor of the Swing Loan Bank in the principal amount of $20,000,000;

      with respect to each of Borrowers, such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of each of Borrowers, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

      the Opinions of Counsel;

      such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Requisite Banks reasonably may require.

    The amendment fee payable pursuant to Section 3.2 shall have been paid.

    Any agency fees payable on the Closing Date pursuant to Section 3.5 shall have been paid.

    The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrowers prior to the Closing Date, shall have been paid.

    The representations and warranties of Borrowers contained in Article 4 shall be true and correct in all material respects.

    Borrowers and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

    All legal matters relating to the Loan Documents shall be satisfactory to McKenna Long & Aldridge LLP, special counsel to the Administrative Agent.

    The Administrative Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent Fiscal Quarter end for which the Borrowers have provided financial statements under Section 7.1 adjusted in the best good faith estimate of the Borrowers dated as of the date of the Closing Date.

    The Administrative Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Administrative Agent or the Administrative Agent's special counsel may reasonably have requested.

    The Obligations owed by Borrower under the Third Amended Credit Agreement to any Bank (as defined in the Third Amended Credit Agreement) which is not a party to this Agreement have been paid in full.

    The Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that the transactions contemplated in the Term Loan Agreement have closed.

    Administrative Agent shall have received payment of all accrued interest due under the Third Amended Credit Agreement through the date of this Agreement for the ratable benefit of the lending institutions a party to the Third Amended Credit Agreement.

  8.2 Any Advance. The obligation of each Bank to make any Advance or of the Swing Loan Bank to make a Swing Loan or of the Administrative Agent to issue a Letter of Credit is subject to the following conditions precedent (unless the Requisite Banks, in their sole and absolute discretion, shall agree otherwise):

    except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrowers and approved in writing by the Requisite Banks, the representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date of the Advance as though made on that date;

    other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

    the Administrative Agent shall have timely received a Request for Loan or Letter of Credit Request in compliance with Article 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable), in compliance with Article 2;

    no Default or Event of Default shall have occurred and be continuing;

    the Administrative Agent shall have received a current calculation of the Borrowing Base with such supporting information as the Administrative Agent may require adjusted in the best good faith estimate of the Borrowers to the date of such certification; and

    the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Banks reasonably may require.

  ARTICLE 9

  EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

  9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

    Borrowers fail to pay any principal on any of the Notes, or any portion thereof, on the date when due (other than amounts due under Section 3.1(e)(iii) which failure is subject to Section 9.1(b) below); or

    Borrowers fail to pay any amounts due under Section 3.1(e)(iii), any interest on any of the Notes, or any fees under Sections 3.4 or 3.5, or any portion thereof, within five (5) Banking Days after the date when due; or fail to pay any other fee or amount payable to the Banks or the Administrative Agent under any Loan Document, or any portion thereof, within five (5) Banking Days after demand therefor; or

    Borrowers or any of their respective Subsidiaries fail to comply with any of the covenants contained in Article 6; or

    Borrowers fail to comply with Section 7.1(k) in any respect that is materially adverse to the interests of the Banks; or

    Any Borrower or any of their respective Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within thirty (30) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Banks of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as such Borrower, such Subsidiary or such Party continues to diligently pursue cure of such Default but not in any event in excess of sixty (60) Banking Days; or

    Any representation or warranty of Borrowers or any of their respective Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrowers or any of their respective Subsidiaries pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Banks; or

    Any Borrower or any of their respective Subsidiaries (i) fails to pay (A) the principal, or any principal installment, of (1) any present or future Indebtedness (other than Non-Recourse Debt) of $5,000,000 or more or (2) any Non-Recourse Debt individually or in the aggregate of $60,000,000 or more, (B) any guaranty of present or future Indebtedness (other than Non-Recourse Debt) of $5,000,000 or more or (C) any guaranty of present or future Non-Recourse Debt individually or in the aggregate of $60,000,000 or more, on its part to be paid, in each case when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness (other than Non-Recourse Debt) of $5,000,000 or more, or of any guaranty of present or future Indebtedness (other than Non-Recourse Debt) of $5,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrowers or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (g), the principal amount of Indebtedness consisting of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement); or

    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or the Banks or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Banks; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

    A final judgment against any of Borrowers or any of their respective Subsidiaries is entered for the payment of money in excess of $5,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

    Any of Borrowers or any of their respective Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days or such Person consents thereto or acquiesces therein, or a decree or order for relief is entered in respect of any such Person in such proceeding; or

    The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

    Any Pension Plan maintained by Borrowers or any of their respective Subsidiaries is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the combined total assets of Borrowers or such Subsidiaries as of the most-recently ended Fiscal Quarter; or

    During any twelve (12) consecutive month period Joel S. Marcus shall cease to be the Chief Executive Officer of Parent, and either of the following two (2) persons (or any successor who was previously approved as provided herein) shall cease to occupy the following positions: Peter Nelson shall cease to be the Chief Financial Officer of Parent, and Jerry M. Sudarsky shall cease to be the Chairman of the Parent; provided that the foregoing shall not constitute an Event of Default if a competent and experienced successor for such Person shall be approved by the Requisite Banks within six (6) months of such event, such approval not to be unreasonably withheld; or

    The occurrence of a Change in Control; or

    Without limiting the terms of Section 9.1(g), the occurrence of an Event of Default (as such term is defined in the Term Loan Agreement) under the Term Loan Agreement.

  9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

    Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

      the Commitments to make Advances and Swing Loans and to issue Letters of Credit and all other obligations of the Administrative Agent or the Banks and all rights of Borrowers and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrowers, which are expressly waived by Borrowers, except that all of the Banks or the Requisite Banks (as the case may be, in accordance with Section 12.1) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Banks or Requisite Banks, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances and Swing Loans and to issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and

      the Requisite Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrowers.

    Upon the occurrence of any Event of Default described in Section 9.1(j):

      the Commitments to make Advances and Swing Loans and to issue Letters of Credit and all other obligations of the Administrative Agent or the Banks and all rights of Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrowers, which are expressly waived by Borrowers, except that all of the Banks or the Requisite Banks (as the case may be, in accordance with Section 12.1) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitments and such other obligations and rights and make further Advances and Swing Loans and to issue Letters of Credit, which determination shall apply equally to, and shall be binding upon, all the Banks; and

      the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, all without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrowers.

    Upon the occurrence of any Event of Default, the Administrative Agent, on behalf of the Banks, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrowers, which are expressly waived by Borrowers (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Banks) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrowers and any other Party and such other rights and remedies as are provided by Law or equity.

    The order and manner in which the Banks' rights and remedies are to be exercised shall be determined by the Requisite Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Bank) of the Administrative Agent and of the Banks, then to the repayment of Swing Loans, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrowers' Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Banks, as set forth above, second, to the payment of interest and principal (in that order) due on Swing Loans, third, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and fourth, pari passu to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents and to the payment of any termination payments due from the Borrowers in respect of Swap Agreements. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at Law or in equity.

    Upon the occurrence, and during the continuance, of any Event of Default, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Letter of Credit Exposure at such time. Each Borrower hereby grants to the Administrative Agent, for the benefit of the Banks, a security interest in such cash collateral to secure all obligations of such Borrower in respect of such Letters of Credit under this Agreement and the other Loan Documents. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Banks, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under any Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all obligations under the Letters of Credit shall have been satisfied and all other obligations of the Borrowers hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrowers.

  ARTICLE 10

  THE ADMINISTRATIVE AGENT

  10.1 Appointment and Authorization. Subject to Section 10.8, each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as the contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Bank or as representative of any Bank for any other purpose and, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

  10.2 Administrative Agent and Affiliates. Fleet (and each successor Administrative Agent in its individual capacity) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" or "Banks" includes Fleet in its individual capacity. Fleet (and each successor Administrative Agent in its individual capacity) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrowers, any Subsidiary thereof, or any Affiliate of Borrowers or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Banks. Fleet (and each successor Administrative Agent in its individual capacity) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder, other than as required of any Bank hereunder. The Administrative Agent shall not be deemed to hold a fiduciary or agency relationship with any Bank and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Section 10.2 shall apply equally to any other agents named herein.

  10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Banks, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Banks' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Bank) and subject to the application of payments in accordance with Section 9.2(d), each Bank shall have an interest in the Administrative Agent's interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks.

  10.4 Banks' Credit Decisions. Each Bank agrees that it has, independently and without reliance upon the Administrative Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrowers and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

  10.5 Action by Administrative Agent.

    Absent actual knowledge of the Administrative Agent of the existence of a Default, the Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent has received notice from Borrowers stating the nature of the Default or has received notice from a Bank stating the nature of the Default and that such Bank considers the Default to have occurred and to be continuing.

    The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

    Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to comply with the instructions of the Requisite Banks (or of all the Banks, to the extent required by Section 12.1) and those instructions shall be binding upon the Administrative Agent and all the Banks, provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

    If the Administrative Agent has received a notice specified in clause (a) or has actual knowledge of the existence of a Default, the Administrative Agent shall promptly give notice thereof to the Banks and shall comply with the instructions of the Requisite Banks (or of all the Banks, to the extent required by Section 12.1), provided that the Administrative Agent shall not be required to comply with such instructions if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Banks (or all the Banks, if required under Section 12.1) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Banks.

  10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

    May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Bank as the owner of that Bank's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Bank;

    May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrowers and/or their Subsidiaries or the Banks, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

    Shall not be responsible to any Bank for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

    Shall have no duty to ask or inquire as to the performance or observance by Borrowers or their Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrowers or their Subsidiaries;

    Will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

    Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties;

    Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Borrowers or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Bank under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Banks and (to the extent applicable) Borrowers and/or their Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred; and

    Have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrowers, their respective partners or members or any of their respective Subsidiaries, the value of their respective assets or the collectability of the Loans.

  10.7 Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share of the Commitments (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes and Letter of Credit Exposure (if the Commitments have then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrowers to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Administrative Agent upon demand for that Bank's Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Borrower or any other Party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from Borrowers or any of their Subsidiaries. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrowers or any of their Subsidiaries, it shall return the amounts paid to it by the Banks in respect of such amount.

  10.8 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon reasonable notice to the Banks and Borrowers effective upon acceptance of appointment by a successor Administrative Agent. The Requisite Banks may remove the Administrative Agent from its capacity as Administrative Agent in the event of the Administrative Agent's willful misconduct or gross negligence. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement, the Requisite Banks shall appoint from among the Banks a successor Administrative Agent for the Banks, which successor Administrative Agent shall require approval by Parent so long as no Default or Event of Default has occurred and is continuing (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and, so long as no Default or Event of Default has occurred and is continuing Parent, a successor Administrative Agent from among the Banks. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor Administrative Agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if (a) the Administrative Agent has not been paid its agency fees under Section 3.5 or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one (1) year and (b) no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Banks appoint a successor Administrative Agent as provided for above.

  10.9 No Obligations of Borrowers. Nothing contained in this Article 10 shall be deemed to impose upon Borrowers any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrowers shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrowers to the Administrative Agent for the account of the Banks, Borrowers' obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

  10.10 Co-Agents. None of the Co- Lead Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or the Senior Managing Agent as shown on the cover of this Agreement have any additional rights or obligations under the Loan Documents, except for those rights or obligations, if any, as a Bank.

  ARTICLE 11

  MISCELLANEOUS

  11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or the Banks' rights to assert them in whole or in part in respect of any other Loan.

  11.2 [Intentionally Omitted].

  11.3 Costs, Expenses and Taxes. Borrowers shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution, delivery and interpretation of the Loan Documents and any amendment thereto or waiver thereof. Borrowers shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Banks in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Bank), independent public accountants and other outside experts retained by the Administrative Agent or any Bank, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of any of Borrowers or any Subsidiary thereof. Borrowers shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by any Bank's overall net income imposed on such Bank by (A) any jurisdiction (or political subdivision thereof) in which such Bank is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which such Bank is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which any Bank has failed to provide Borrowers with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in 11.11 the Administrative Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Bank under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.

  11.4 Nature of Banks' Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with the Borrowers or any Affiliate of any of Borrowers. A default by any Bank will not increase the Pro Rata Share of the Commitments attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so. The Administrative Agent agrees that it will use reasonable efforts (which will not include the payment of money) either to induce the other Banks to assume the obligations of a Bank in default or to obtain another Bank, reasonably satisfactory to Borrowers, to replace such a Bank in default. A defaulting Bank's right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Administrative Agent or to vote on any matter presented to the Banks shall be suspended during the pendency of such Bank's default.

  11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Bank, notwithstanding any investigation made by the Administrative Agent or any Bank or on their behalf.

  11.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

  11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

  11.8 Binding Effect; Assignment.

    This Agreement and the other Loan Documents to which Borrowers are a Party will be binding upon and inure to the benefit of Borrowers, the Administrative Agent, each of the Banks, and their respective successors and assigns, except that Borrowers may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks. Each Bank represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

    From time to time following the Closing Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitments; provided that (i) such Eligible Assignee, if not then a Bank or an Affiliate of the assigning Bank, shall require approval by the Administrative Agent and (if no Event of Default then exists) Parent (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitments Assignment and Acceptance, a copy of which together with any Notes subject to such assignment shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Bank, to another Bank or of the entire remaining Commitments of the assigning Bank, the assignment shall not assign a Pro Rata Share of the Commitments that is equivalent to less than $10,000,000, (iv) the assignment shall be of a constant, and not a varying, percentage of the Assignor's rights and obligations under this Agreement, and (v) the effective date of any such assignment shall be as specified in the Commitments Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Commitments Assignment and Acceptance unless otherwise agreed by the Administrative Agent. Upon the effective date of such Commitments Assignment and Acceptance, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Bank shall be released from its further obligations under this Agreement. Borrowers agree that they shall execute and deliver (against delivery by the assigning Bank to Borrowers of its Note) to such assignee Bank, Notes evidencing that assignee Bank's Pro Rata Share of the Commitments, and to the assigning Bank, Notes evidencing the remaining balance Pro Rata Share retained by the assigning Bank.

    By executing and delivering a Commitments Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty of the assigning Bank that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, neither the assigning Bank nor the Administrative Agent has made any representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) neither the assigning Bank nor the Administrative Agent has made any representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitments Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

    The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Commitments Assignment and Acceptance delivered to it and a register (the "Register") of the names and address of each of the Banks and the Pro Rata Share of the Commitments held by each Bank, giving effect to each Commitments Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrowers or any Bank upon reasonable prior notice to the Administrative Agent. After receipt of a completed Commitments Assignment and Acceptance executed by any Bank and an Eligible Assignee and the Notes subject to such assignment, and receipt of an assignment fee of $3,500 from such Bank or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrowers and the Banks a revised Schedule 1.1 giving effect thereto. Borrowers, the Administrative Agent and the Banks shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the Pro Rata Share of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Commitments shall be effective, in each case unless and until a Commitments Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Commitments shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Commitments.

    Each Bank may from time to time grant participations to one or more banks or other financial institutions (including another Bank but excluding an Employee Plan) in a portion of its Pro Rata Share of the Commitments; provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrowers does not exceed the cost which Borrowers would have incurred in respect of such Bank absent the participation, (iv) Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Bank's Pro Rata Share of the Commitments as it then exists and shall not afford such participant any rights or privileges under the Loan Documents except as provided in clause (iii) above.

  11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Bank (but in each case only with the consent of the Requisite Banks and subject to the provisions of Section 11.10) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrowers and/or any Property of Borrowers in its possession against the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF BORROWERS, ARE HEREBY, KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

  11.10 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrowers, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then, subject to applicable Laws: (a) the Bank exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Banks a participation in the Obligations held by the other Banks and shall pay to the other Banks a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrowers or any Person claiming through or succeeding to the rights of Borrowers, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest (unless the Bank from which such payment is recovered is required to pay interest thereon, in which case each Bank returning funds to such Bank shall pay its pro rata share of such interest). Each Bank that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrowers expressly consent to the foregoing arrangements and agree that any Bank holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

  11.11 Indemnity by Borrowers. Borrowers agree to indemnify, save and hold harmless the Administrative Agent and Lead Arranger and each Bank and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrowers, their Affiliates or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan or any Letter of Credit, or the relationship of Borrowers and the Banks under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrowers, but the failure to so promptly notify Borrowers shall not affect Borrowers' obligations under this Section unless such failure materially prejudices Borrowers' right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrowers in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrowers to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrowers may be liable for payment of indemnity hereunder shall give Borrowers written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrowers' prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrowers; provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrowers, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrowers to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

  11.12 Nonliability of the Banks. Borrowers acknowledge and agree that:

    Any inspections of any Property of Borrowers made by or through the Administrative Agent or the Banks are for purposes of administration of the Loan only and Borrowers are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrowers);

    By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Banks pursuant to the Loan Documents, neither the Administrative Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Banks;

    The relationship between Borrowers and the Administrative Agent and the Banks is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrowers or their Affiliates; neither the Administrative Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or their Affiliates, or to owe any fiduciary duty to Borrowers or their Affiliates; neither the Administrative Agent nor the Banks undertake or assume any responsibility or duty to Borrowers or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrowers or their Affiliates of any matter in connection with their Property or the operations of Borrowers or their Affiliates; Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Banks in connection with such matters is solely for the protection of the Administrative Agent and the Banks and neither Borrowers nor any other Person is entitled to rely thereon; and

    The Administrative Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrowers and/or its Affiliates and Borrowers hereby indemnify and hold the Administrative Agent and the Banks harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

  11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrowers, the Administrative Agent and the Banks in connection with the Loans, and is made for the sole benefit of Borrowers, the Administrative Agent and the Banks, and the Administrative Agent's and the Banks' successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

  11.14 Confidentiality.

    Confidentiality. Each Bank and the Administrative Agent (each, a "Lender Party") hereby agrees for itself only that, except as specifically set forth herein, (i) such Lender Party shall not participate in or generate any press release or other release of information to the general public relating to the closing of the Loan without the prior written consent of the Borrowers, (ii) such Lender Party shall hold the Confidential Information in strict confidence in accordance with such Lender Party's customary procedures to prevent the misuse or disclosure of confidential information of this nature and in accordance with safe and sound banking practices, (iii) use the Confidential Information solely for the purposes of underwriting the Loan or acquiring an interest therein, carrying out such Lender Party's rights or obligations under this Agreement, in connection with the syndication of the Loan, the enforcement of the Loan Documents, or other internal examination, supervision or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, or as otherwise permitted by the terms of this Section 11.14 (collectively, "Permitted Purposes"), and (iv) not disclose the Confidential Information to any third party, except as expressly authorized in this Agreement or with prior written consent of Borrowers. Each Lender Party shall promptly notify Borrowers in the event that it becomes aware of any loss or unauthorized disclosure of any Confidential Information.

    Each Lender Party shall not have any obligations under this Agreement with respect to a specific portion of the Confidential Information if such Lender Party can demonstrate that such Confidential Information (i) was publicly available at the time it was disclosed to such Lender Party, (ii) became publicly available subsequent to the time it was disclosed to such Lender Party, (iii) was in or comes into a Lender Party's possession from a source not known to such Lender Party (after reasonable inquiry) to be in breach of an obligation of confidentiality owed to Borrowers in making such disclosure to such Lender Party, (iv) was in or comes into Lender Party's possession free of any obligation of confidence owed to the Borrowers at the time it was disclosed to them, or (v) was developed by the employees or agents of the Lender Party without the use of the Confidential Information.

    Disclosures. Any Lender Party or its legal counsel may disclose the Confidential Information (i) to Borrowers, other Banks, the Administrative Agent or any of their respective legal counsel, (ii) to its auditors in connection with bank audits or regulatory officials having jurisdiction over such Lender Party, (iii) to its legal counsel who need to know the Confidential Information for the purposes of representing or advising the Lender Parties, (iv) with prior written notice to the Chief Executive Officer or Chief Financial Officer of Parent, to its consultants, agents and advisors retained in good faith by such Lender Party with a need to know such information in connection with a Permitted Purpose or to otherwise advise or consult with such Lender Party, (v) as required by Law or legal process (subject to the terms below), or in connection with any legal proceeding to which that Lender Party and any of Borrowers are adverse parties, (vi) to another potential Bank or participant in connection with a disposition or proposed disposition to that Person of all or part of that Lender Party's interests hereunder or a participation interest in its Notes, and (vii) to its directors, officers, employees and affiliates that control, are controlled by, or are under common control with such Lender Party or its parent or otherwise within the corporate umbrella of such Lender Party who need to know the confidential information for purposes of underwriting the Loan or becoming a party to this Agreement, the syndication of the Loan, the administration, interpretation, performance or exercise of rights under the Loan Documents, the enforcement of the Loan Documents, or other internal supervision, examination or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, provided that any Person to whom any of the Confidential Information is disclosed is informed by such Lender Party of the strictly confidential nature of the Confidential Information, and such Persons described in clauses (b)(iv) and (vi) shall agree in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein. Notwithstanding the foregoing, a Lender Party may disclose Confidential Information to the extent such Lender Party is requested or required by any Law or any order of any court, governmental, regulatory or self-regulatory body or other legal process to make any disclosure of or about any of the Confidential Information. In such event (except with respect to banking regulators or auditors), such Lender Party shall, if permitted by law, promptly notify Borrowers in writing so that Borrowers may seek an appropriate protective order or waive compliance with the provisions of this Agreement (provided that if a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and a Lender Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Lender Party may disclose that portion of the Confidential Information which its counsel advises it that such Lender Party is compelled to disclose, and provided further that in any event, such Lender Party will not oppose action by Borrowers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.) Each Lender Party shall be liable (but only to the extent it is finally determined to have breached the provisions of this Section 11.14(b)) for any actions by such Lender Party (but not any other Person) which are not in accordance with the provisions of this Section 11.14(b).

    Notwithstanding anything herein to the contrary, Confidential Information shall not include, and Administrative Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, the Letters of Credit and transactions contemplated hereby.

    No Rights in Confidential Information. The Administrative Agent and each Bank recognizes and agrees that nothing contained in this Section 11.14 shall be construed as granting any property rights, by license or otherwise, to any Confidential Information (other than the Agreement or any amendments thereto or any related agreements), or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information (other than the Agreement or any amendments thereto or any related agreements). No Lender Party shall make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any such Confidential Information; provided that the foregoing shall not limit or restrict in any way the creation, use or sale of banking or related services by any Lender Party.

    Survival. All Confidential Information provided by or on behalf of Borrowers during the term of this Agreement or any predecessor agreements shall remain confidential indefinitely and shall continue to receive that level of confidential treatment customarily provided by commercial banks dealing with confidential information of their borrower customers, subject, however, to the specific exceptions to confidential treatment provided herein. For a period of one year after the Termination Date, the affected Lender Party shall continue to make reasonable inquiry of any third party providing Confidential Information as to whether such third party is subject to an obligation of confidentiality owed to the Borrowers or their Subsidiaries and if such Lender Party obtains knowledge that such third party is violating a confidentiality agreement with Borrowers, such Lender Party shall treat the Confidential Information received from such third party as strictly confidential in accordance with the provisions of this Section 11.14. For purposes of this Section 11.14(d), the Termination Date shall mean the earlier of the termination of this Agreement or, with respect to a specific Lender Party, the date such Person no longer holds an interest in the Loan.

    Injunctive Relief. Each Lender Party hereby agrees that breach of this Section 11.14 will cause Borrowers irreparable damage for which recovery of damages would be inadequate, and that Borrowers shall therefore be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

    No Fiduciary Duty. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Banks to Borrowers.

    Separate Action. Borrowers covenant and agree not to, and hereby expressly waive any right to, raise as a defense, affirmative defense, set off, recoupment or otherwise against any Lender Party any claim arising from or relating to an alleged breach of this Section 11.14 in any action, claim or proceeding relating to a breach of the Loan Documents by Borrowers or other action to enforce or recover the Obligations, and covenant and agree that any claim against a Lender Party arising from or relating to an alleged breach of this Section 11.14 by a Lender Party shall only be asserted as an affirmative claim in a separate action against the applicable Lender Party.

  11.15 Further Assurances. Borrowers shall, at their expense and without expense to the Banks or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Banks or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Banks or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

  11.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

  11.17 Governing Law. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of California applicable to contracts made and performed in California.

  11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

  11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

  11.20 Time of the Essence. Time is of the essence of the Loan Documents.

  11.21 Foreign Banks and Participants. Each Bank that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrowers (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1098 W8-BEN (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be made to such Bank by Borrowers pursuant to this Agreement) or Form 1098 W8-ECI (relating to all payments to be made to such Bank by the Borrowers pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrowers and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Bank. Thereafter and from time to time, each such Bank shall (a) promptly submit to Borrowers (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrowers and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Bank by Borrowers pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re- designation of its LIBOR Lending Office, if any) to avoid any requirement of applicable Laws that Borrowers make any deduction or withholding for taxes from amounts payable to such Bank. In the event that Borrowers or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrowers or the Administrative Agent to the Bank which granted such participation, such Bank shall cause such participant financial institution to deliver the same documents and information to Borrowers and the Administrative Agent as would be required under this Section if such financial institution were a Bank.

  11.22 Hazardous Material Indemnity. Each of Borrowers hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Banks and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Bank, and expenses to the extent that the defense of any such action has not been assumed by Borrowers), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrowers or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrowers or any predecessor in title or any employees, agents, contractors or subcontractors of Borrowers or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Administrative Agent or the Banks. Borrowers hereby acknowledge and agree that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrowers under this Section (and under Sections 4.17 and 5.10) shall be unlimited corporate obligations of Borrowers and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrowers to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

  11.23 Joint and Several. Each of Borrowers shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which of Borrowers may have directly received the proceeds of any particular Loan. Each of Borrowers acknowledges and agrees that, for purposes of the Loan Documents, Borrowers constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement to all of Borrowers. Each of Borrowers waives all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with its joint and several obligations under this Agreement. Without limiting the foregoing, each of Borrowers agrees to the Joint Borrower Provisions set forth in Exhibit L, incorporated by this reference.

  11.24 Removal of a Bank. Borrowers shall have the right to remove a Bank as a party to this Agreement if such Bank is paid a material amount by Borrowers pursuant to Section 3.7 or Section 3.8. Upon notice from Borrowers, such Bank shall execute and deliver a Commitment Assignment and Acceptance covering that Bank's Pro Rata Share of the Commitments in favor of such Eligible Assignee as Borrowers may designate with the approval of the Administrative Agent, subject to payment in full by such Eligible Assignee of all principal, interest and fees and any other amount owing to such Bank through the date of assignment.

  11.25 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

  11.26 Purported Oral Amendments. BORROWERS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.1. BORROWERS AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 12.1 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

  11.27 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrowers or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

  ARTICLE 12

  AMENDMENTS; CONSENTS

  12.1 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrowers or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which any of Borrowers is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to Section 3.5 or Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver or consent may be effective:

    To amend, modify, forgive, reduce or waive the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Pro Rata Share of any Bank or the amount of any commitment fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents or to waive an Event of Default consisting of the failure of Borrowers to pay when due principal, interest or any fee;

    To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments (other than pursuant to Section 2.10);

    To amend the provisions of the definition of "Requisite Banks" or "Maturity Date";

    To amend or waive this Section 12.1;

    To amend any provision of this Agreement that expressly requires the consent or approval of all of the Banks to require a lesser number of Banks to approve such action;

    To release any Borrower except as provided in Section 6.18; or

    To change the manner of distribution of any payments to the Banks or the Administrative Agent.

  No amendment, modification, supplement, extension, termination or waiver or consent may be effective to require a Bank to fund more than its Pro Rata Share of a Request for an Advance, a Swing Loan or a Letter of Credit without the approval of any Bank affected thereby. Notwithstanding anything herein to the contrary, the Administrative Agent may with the approval of the Majority Banks temporarily waive compliance by Borrowers with any condition, obligation or covenant contained in this Agreement or the Loan Documents (other than a failure to make a payment of any principal, interest or fee when due) for a period not to exceed ninety (90) days, provided, however, that any such condition, obligation or covenant so waived may not be consecutively waived after the expiration of such ninety (90) day period. There shall be no amendment, modification or waiver of any provisions in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Bank and there shall be no amendment, modification or waiver of any provisions in the Loan Documents with respect to Letters of Credit without the consent of Administrative Agent. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 12.1 shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

  ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation

  By: /s/ Peter J. Nelson
  Peter J. Nelson
  Chief Financial Officer

  ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership

  By: ARE-QRS Corp., a Maryland corporation, general
  partner

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE-QRS CORP., a Maryland corporation

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE ACQUISITIONS, LLC
  ARE-1401 RESEARCH BOULEVARD, LLC

  By: ARE-QRS Corp., a Maryland corporation,
  managing member

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE-215 COLLEGE ROAD, LLC
  ARE-819/863 MITTEN ROAD, LLC
  ARE-150/154 TECHNOLOGY PARKWAY, LLC
  ARE-19 FIRSTFIELD ROAD, LLC
  ARE-10150 OLD COLUMBIA, LLC
  ARE-170 WILLIAMS DRIVE, LLC
  ARE-3005 FIRST AVENUE, LLC
  ARE-15020 SHADY GROVE, LLC
  ARE-5 TRIANGLE DRIVE, LLC
  ARE-50 WEST WATKINS MILL, LLC
  ARE-100 PHILLIPS PARKWAY, LLC
  ARE-279 PRINCETON ROAD, LLC
  ARE-2001 ALICEANNA STREET, LLC
  ARE-3770 TANSY STREET, LLC
  ARE-10505 ROSELLE STREET, LLC
  ARE-9363/9373/9393 TOWNE CENTRE, LLC
  ARE-2425/2400/2450 GARCIA BAYSHORE, LLC
  ARE-108 ALEXANDER ROAD, LLC
  ARE-480 ARSENAL STREET, LLC
  ARE-500 ARSENAL STREET, LLC
  ARE-7030 KIT CREEK, LLC
  ARE-6146 NANCY RIDGE, LLC
  ARE-29 HARTWELL AVENUE, LLC
  ARE-901/951 GATEWAY BOULEVARD LLC
  ARE-770/784/790 MEMORIAL DRIVE, LLC
  ARE-1201/1208 EASTLAKE AVENUE, LLC
  ARE-1208 EASTLAKE AVENUE, LLC

  By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, their sole member

  By: ARE-QRS Corp., a Maryland corporation,
  general partner

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE-129/153/161 HILL STREET, LLC

  By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, its managing member

  By: ARE-QRS Corp., a Maryland corporation,
  general partner

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE-5 RESEARCH PLACE, LLC, a Maryland limited liability company

  By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, its managing member

  By: ARE-QRS Corp., a Maryland corporation,
  general partner

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE-79/96 CHARLESTOWN NAVY YARD, LLC
  ARE-280 POND STREET, LLC
  ARE-60 WESTVIEW, LLC
  ARE-381 PLANTATION STREET, LLC

  By: AREE-Holdings, L.P., a Delaware limited
  partnership, managing member

  By: ARE-GP Holdings QRS Corp., a Delaware corporation, general partner
  By: /s/ Peter J. Nelson

  Peter J. Nelson, CFO

  ARE-5100/5110 CAMPUS DRIVE, L.P.
  ARE-702 ELECTRONIC DRIVE, L.P.

  By: AREE-Holdings, L.P., a Delaware limited
  partnership, general partner

  By: ARE-GP Holdings QRS Corp., a Delaware corporation, general partner

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  ARE-10933 NORTH TORREY PINES, LLC
  ARE-11099 NORTH TORREY PINES, LLC

  By: Alexandria Real Estate Equities, Inc., a Maryland corporation, their sole member

  By: /s/ Peter J. Nelson
  Peter J. Nelson, CFO

  Address for all the foregoing:

  Alexandria Real Estate Equities, Inc.
  135 N. Los Robles Avenue, Suite 250
  Pasadena, California 91101
  Attn: Mr. Joel S. Marcus, Chief Executive Officer
  Telephone: (626) 578-0777
  Telecopier: (626) 578-0770

  FLEET NATIONAL BANK, individually and as Administrative Agent

  By: /s/ Daniel P. Stegmoeller
  Daniel P. Stegemoeller
  Director

  Address:

  FLEET NATIONAL BANK
  100 Federal Street
  Boston, Massachusetts 02110
  Attn: Real Estate Division

  with a copy to:

  FLEET NATIONAL BANK
  115 Perimeter Center Place, N.E., Suite 500
  Atlanta, Georgia 30346
  Attn: Mr. Dan Stegemoeller, Director
  Telephone: (770) 390-6547
  Telecopier: (770) 390-8434

  BANK ONE, NATIONAL ASSOCIATION

  By: /s/ Angela L. Kleiman
  Angela L. Kleiman
  Director

  Address:

  Bank One, National Association
  1 Bank One Plaza
  Suite 111-0315
  Chicago, IL 60670
  Attn: Ms. Angela L. Kleiman

  SOVEREIGN BANK

  By: /s/ T. Gregory Donohue
  T. Gregory Donohue
  Senior Vice President

  Address:

  Sovereign Bank
  75 State Street
  MA 1 SST 04 11
  Boston, Massachusetts 02109
  Attn: Mr. T. Gregory Donohue

  COMPASS BANK

  By: /s/ Johanna Duke Paley
  Johanna Duke Paley
  Senior Vice President

  Address:

  Compass Bank
  15 South 20th Street
  Suite 1501
  Birmingham, Alabama 35233
  Attn: Ms. Johanna Paley

  COMMERZBANK AG, NEW YORK
  AND GRAND CAYMAN BRANCHES

  By: /s/ David M. Schwarz
  David M. Schwarz
  Senior Vice President

  By: /s/ R. William Knickerbocker
  David M. Schwarz
  Vice President

  Address:

  Commerzbank AG, New York and
  Grand Cayman Branches
  2 World Financial Center
  New York, NY 10281
  Attn: Mr. David Schwarz

  COMERICA BANK

  By: /s/ Scott M. Helmer
  Scott M. Helmer
  Vice President

  Address:

  Comerica Bank
  500 Woodward Avenue
  MC: 3256
  Detroit, Michigan 48226
  Attn: Mr. Scott Helmer

  SOCIETE GENERALE

  By: /s/ Scott Gosslee
  Scott Gosslee
  Director

  Address:

  Societe Generale
  2001 Ross Avenue
  Suite 4900
  Dallas, Texas 75201
  Attn: Mr. Scott Gosslee

  EUROHYPO AG, NEW YORK BRANCH

  By: /s/ Ben J. Marciano
  Ben J. Marciano
  Managing Director

  By: /s/ Andrew Cherrick
  Andrew Cherrick
  Vice President

  Address:

  EUROHYPO AG, NEW YORK BRANCH
  1114 Avenue of the Amercias
  29th Floor
  New York, New York 10036
  Attn: Director of Portfolio Operations

  KEYBANK NATIONAL ASSOCIATION

  By: /s/ Cheryl F. Van Klompenberg
  Cheryl F. Van Klompenberg
  Assistant Vice President

  Address:

  KeyBank National Association
  1675 Broadway
  Suite 400
  Denver, Colorado 80202
  Attn: Mr. Scott Childs

  CEDARS BANK

  By: /s/ Stephen Clark
  Stephen Clark
  Vice President

  Address:

  Cedars Bank
  444 S. Flower Street
  14th Floor
  Los Angeles, California
  Attn: Mr. Stephen Clark

  CITIZEN BANK OF MASSACHUSETTS

  By: /s/ Craig Schermerhorn
  Craig Schermerhorn

  Address:

  Citizen Bank of Massachusetts
  1 Citizens Plaza RC 0440
  Providence, Rhode Island 02903
  Attn: Mr. Craig Schermerhorn

  CHEVY CHASE BANK, F.S.B.

  By: /s/ Frederick H. Denecke
  Frederick H. Denecke
  Vice President

  Address:

  Chevy Chase Bank, F.S.B.
  7501 Wisconsin Avenue
  12th Floor
  Bethesda, Maryland 20814
  Attn: Mr. Frederick H. Denecke

  SUNTRUST BANK

  By: /s/ Blake K. Thompson
  Blake K. Thompson
  Vice President

  Address:

  SunTrust Bank
  8245 Boone Boulevard
  Suite 820
  Vienna, Virginia 22182
  Attn: Mr. Blake Thompson

  JPMORGAN CHASE BANK

  By: /s/ Susan M. Tate
  Susan M. Tate
  Vice President

  Address:

  JP Morgan Chase Bank
  707 Travis Street
  6th Floor North
  Houston, Texas 75201
  Attn: Ms. Susan Tate